As filed with the Securities and Exchange Commission on March 28, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ATLAS ENERGY OPERATING COMPANY, LLC*
ATLAS ENERGY FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware Delaware	1311 1311	75-3218521 74-3243996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Westpointe Corporate Center One
1550 Coraopolis Heights
Moon Township, Pennsylvania 15108
(412) 262-2830
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Matthew A. Jones
Atlas Energy Resources, LLC
Westpointe Corporate Center One
1550 Coraopolis Heights
Moon Township, Pennsylvania 15108
(412) 262-2830
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of communications to:
Lisa A. Ernst, Esq.
Ledgewood
1900 Market Street
Philadelphia, Pennsylvania 19103
(215) 731-9450

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Each Class of	Amount to be		Aggregate Offering	Registration
Securities to be Registered	Registered	Proposed Maximum Offering Price for Note	Price	Fee(1)
10.75% Senior Notes due 2008	$250,000,000	100%	$250,000,000	$9,825
Guarantees(2)	—	—	—	—

(1)	Determined in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*  See table of additional registrants.

Address, Including Zip Code,
and Telephone Number, Including
Exact Name of Registrant	State or Other Jurisdiction of Incorporation or		Area Code, of Registrant’s
as Specified in Its Charter	Organization	I.R.S. Employer Identification Number	Principal Executive Offices
Atlas Energy Resources, LLC	Delaware	75-3218520	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
AER Pipeline Construction, Inc.	Delaware	20-8029375	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
AIC, LLC	Delaware	20-5365126	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas America, LLC	Pennsylvania	20-8243540	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas Energy Michigan, LLC	Delaware	42-1731124	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas Energy Ohio, LLC	Ohio	20-5365198	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas Gas & Oil Company, LLC	Michigan	33-1171397	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas Noble LLC	Delaware	20-5365139	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Atlas Resources, LLC	Pennsylvania	20-4822875	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
REI-NY, LLC	Delaware	20-5365147	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Resource Energy, LLC	Delaware	20-5365174	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Resource Well Services, LLC	Delaware	20-5365162	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Viking Resources, LLC	Pennsylvania	20-5365124	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830
Westside Pipeline Company LLC	Michigan	33-1171401	Westpointe Corporate Center One 1550 Coraopolis Heights Moon Township, Pennsylvania 15108 (412) 262-2830

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2008

PROSPECTUS

ATLAS ENERGY OPERATING COMPANY, LLC
ATLAS ENERGY FINANCE CORP.

Offer to Exchange

Registered 10.75% Senior Notes due 2018
for
All outstanding 10.75% Senior Notes due 2018 issued January 23, 2008
($250,000,000 in principal amount outstanding)

Terms of the exchange offer:

•	We are offering to exchange, upon the terms of and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 10.75% Senior Notes due 2018 issued on January 23, 2008 for our registered 10.75% Senior Notes due 2018. In this prospectus, we refer to the notes we originally issued as the “outstanding notes” and the registered notes the “exchange notes.” We collectively refer to the outstanding notes and exchange notes as the “notes.”

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2008, unless extended.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered.

•	All outstanding notes validly tendered and not withdrawn will be exchanged.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any cash proceeds from the exchange offer.

•	The terms of the exchange notes offer are substantially identical to the outstanding notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to transfer restrictions.

•	Interest on the exchange notes will be paid at the rate of 10.75% per annum, semi-annually in arrears on each February 1 and August 1, beginning August 1, 2008.

•	The exchange notes will not be listed on any securities exchange.

Please read “Risk Factors” beginning on page 11 for a discussion of factors you should consider before participating in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of one year from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is          , 2008.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, Atlas Energy Resources, LLC, Westpointe Corporate Center One, 1550 Coraopolis Heights, Moon Township, PA 15108; telephone number: (412) 262-2830. To obtain timely delivery, you must request the information no later than          , 2008.

Terms used in this prospectus

We include a glossary of some of the industry terms used in this prospectus in Appendix A. Unless otherwise noted or indicated by the context, in this prospectus:

•	the terms “Atlas Energy Resources,” “we,” “our,” “us” or like terms for periods before December 18, 2006 refer to Atlas America E&P Operations, the subsidiaries that Atlas America, Inc. contributed to us in connection with our initial public offering, and for periods after that date refer to Atlas Energy Resources, LLC and its subsidiaries;

•	references to fiscal 2005 and 2004 are to Atlas America E&P Operations’ fiscal year end, which was September 30; in 2006, Atlas America E&P Operations changed its year end to December 31 and therefore audited financial statements are incorporated by reference in this prospectus as of and for the three months ended December 31, 2005; and

•	the terms “our manager” or “Atlas Energy Management” refer to Atlas Energy Management, Inc.

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the “Risk Factors” section.

Atlas Energy Resources, LLC

We are an independent developer and producer of natural gas and oil, with operations in northern Michigan’s Antrim Shale and the Appalachian Basin. We are a leading sponsor and manager of tax-advantaged direct investment natural gas and oil partnerships in the United States. We believe we have established a strong track record of growing our reserves, production and cash flows through a balanced mix of natural gas and oil exploitation and development and sponsorship of investment partnerships. As of December 31, 2007, our estimated proved reserves were 896.7 Bcfe, including the reserves net to our equity interest in our investment partnerships. Of our reserves, approximately 68% are proved developed and approximately 99% are natural gas. For the year ended December 31, 2007, our average daily production was approximately 89.5 Mmcfe per day and we generated revenues of $577.9 million and net income of $117.5 million.

In Michigan, as of December 31, 2007 we had reserves of approximately 666.8 Bcfe and our average daily production for the year ended December 31, 2007 was approximately 59.8 Mcfe per day.

Since 2003, we have grown our Appalachian reserves and production at compound annual growth rates of approximately 8%. In Appalachia, as of December 31, 2007, we had reserves of approximately 229.9 Bcfe and our average daily production for the year ended December 31, 2007 was approximately 29.7 Mmcfe per day. We have experienced drilling success rates of approximately 99% over the last four years. We fund our Appalachian operations through sponsoring and managing investment partnerships. We generate both upfront and ongoing fees from the drilling, production, servicing, and administration of our Appalachian wells in these partnerships.

We were formed in June 2006 to own and operate substantially all of the natural gas and oil assets and the investment partnership management business of Atlas America, Inc. (Nasdaq: ATLS). Atlas America has been involved in the energy industry since 1968, expanding its operations in 1998 when it acquired The Atlas Group, Inc. and in 1999 when it acquired Viking Resources Corporation, both engaged in the development and production of natural gas and oil and the sponsorship of investment partnerships. We are managed by Atlas Energy Management, Inc., a wholly-owned subsidiary of Atlas America. On June 29, 2007, we acquired DTE Gas & Oil Company, which we refer to as DTE Gas & Oil, from DTE Energy Company (NYSE: DTE), which we refer to as DTE, for $1.273 billion in cash.

As of and for the year ended December 31, 2007, we had the following key assets:

•	In our Appalachia gas and oil operations:

•	proved reserves of 229.9 Bcfe including the reserves net to our equity interest in our investment partnerships and our direct interests in producing wells;

•	direct and indirect working interests in approximately 7,722 gross producing gas and oil wells;

•	overriding royalty interests in approximately 627 gross producing gas and oil wells;

•	net daily production of 29.7 Mmcfe per day;

•	approximately 797,800 gross (697,300 net) acres, of which approximately 508,600 gross (501,400 net) acres, are undeveloped; and

•	an interest in a joint venture that gave us the right to drill up to 77 additional net wells before March 31, 2008 on approximately 212,000 acres in Tennessee.

In our Michigan gas and oil operations:

•	proved reserves of 666.8 Bcfe;

•	direct and indirect working interests in approximately 2,292 gross producing gas and oil wells;

•	overriding royalty interests in approximately 78 gross producing gas and oil wells;

•	net daily production of 59.8 Mmcfe per day; and

•	approximately 357,000 gross (285,100 net) acres, of which approximately 63,000 gross (53,300 net) acres, are undeveloped.

In our partnership management business:

•	our investment partnership business, which includes equity interests in 92 investment partnerships and a registered broker-dealer which acts as the dealer-manager of our investment partnership offerings; and

•	managed total proved reserves of 503.7 Bcfe.

For the year ended December 31, 2007, we produced 89.5 Mcfe/d, which includes the proportionate share of production from our investment partnerships as well as our direct interests in producing wells.

Acquisition of DTE Antrim assets.  On June 29, 2007, we acquired DTE Gas & Oil, now known as Atlas Gas & Oil Company, or AGO, from DTE Energy Company (NYSE: DTE), or DTE, for $1.3 billion in cash. The assets acquired, which consisted principally of interests in natural gas wells in the Antrim Shale, are the basis for the formation of our gas and oil operations. We funded the purchase price from borrowings under a new credit facility with an initial borrowing base of $850.0 million that matures in June 2012. We intend to continue to expand our business through strategice acquisitions and internal growth projects that increase distributable cash flow.

Private equity offering.  We financed a portion of the purchase price for the DTE Gas & Oil acquisition with the proceeds of a private offering, completed on June 29, 2007. We raised net proceeds of $597.5 million through the sale of 7,298,181 Class B common units and 16,702,828 Class D units at a weighted average price of $25.00. On November 10, 2007, the Class D units automatically converted to common units on a one-for-one basis. On February 20, 2008, a registration statement with the Securities and Exchange Commission covering the resale of these units went effective.

New credit facility.  Upon the closing of the DTE Gas & Oil acquisition, we replaced our credit facility with a new 5-year, $850.0 million credit facility. The credit facility has a current borrowing base of $672.5 million, which will be redetermined semi-annually based on changes in our oil and gas reserves. The facility is secured by our assets and bears interest at either the base rate plus the applicable margin or at adjusted LIBOR rate plus the applicable margin, elected at our option. The base rate for any day equals the higher of the federal funds rate plus 0.50% of the JPMorgan prime rate. Adjusted LIBOR is LIBOR divided by 1.00 minus the percentage prescribed by the Federal Reserve Board for determining the reserve requirement for Eurocurrency liabilities. The applicable margin ranges from 0.0% to 1.25% for base rate loans and 1.00% to 2.25% for LIBOR loans. At December 31, 2007, the weighted average interest rate on outstanding borrowings was 7.2%.

Recent Developments

In January 2008, we entered into an interest rate swap contract for $150.0 million, swapping the floating rate incurred on a portion of our existing senior secured credit facility for a fixed rate of approximately 4.36%, which includes an initial margin of 1.25% over the three year fixed swap rate of 3.11%. The interest rate swap contract will mature in January 2011. Combining the 4.36% interest rate on the new swap and the 10.75% interest rate on the notes, we have fixed $400 million of our outstanding debt at a weighted average interest rate of approximately 8.35%.

Our LLC Structure

General.  We were formed in June 2006. Our operations are conducted through, and our operating assets are owned by, our operating subsidiaries, including Atlas Energy Operating Company, LLC. We have no significant assets other than our interest in our subsidiaries.

Distributions to our unitholders.  We do not have a contractual obligation to make distributions to our unitholders. We distribute our “available cash,” which consists generally of all of our cash receipts, less cash disbursements, including interest expense and estimated maintenance capital expenditures, and net additions to reserves, to our unitholders each calendar quarter in accordance with their respective percentage interests. Please see “Risk Factors — Risks Related to the Notes — We intend to distribute a significant portion of our cash flows to our unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes” for a definition of “available cash.” We seek to maintain a coverage ratio for our distributions of at least 1.2x on a rolling 4-quarter basis. Our coverage ratio for the quarter ended December 31, 2007 was 1.3x. We calculate our coverage ratio as the amount of all of our cash receipts, less cash disbursements, including interest expense and estimated maintenance capital expenditures, divided by the amount of distributions to our unitholders.

Our management.  We have a management agreement with Atlas Energy Management pursuant to which it is responsible for managing our day to day operations, subject to the supervision and direction of our board of directors. Our manager is a wholly owned subsidiary of Atlas America. Neither we nor our manager directly employ any of the persons responsible for our management or operations. Rather, personnel of Atlas America manage and operate our business.

Principal executive offices and internet address.  Our principal executive offices are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, Pennsylvania 15108 and our telephone number is (412) 262-2830. Our internet address is www.atlasenergyresources.com. Information appearing on our web site does not constitute part of this prospectus.

Summary of Terms of the Exchange Offer

On January 23, 2008, we completed a private offering of the outstanding notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within 240 days of the issue date. The following is a summary of the exchange offer.

Outstanding notes	$250 million aggregate principal amount of 10.75% Senior Notes due 2018.

Exchange notes	10.75% Senior Notes due 2018. The terms of the exchange notes are substantially identical to those terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

Exchange offer	We are offering to exchange up to $250 million principal amount of our 10.75% Senior Notes due 2018 that have been registered under the Securities Act of 1933 for an equal amount of our outstanding 10.75% Senior Notes due 2018 to satisfy our obligations under the registration rights agreement.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2008, unless we decide to extend it.

Conditions to the exchange offer	The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the SEC or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for tendering outstanding notes	To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, before the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.

For more details, please read “Exchange Offer — Terms of the Exchange Offer” and “Exchange Offer — Procedures for Tendering.”

Guaranteed delivery procedures	None.

Withdrawal of tenders	You may withdraw your tender of outstanding notes at any time before the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer — Withdrawal of Tenders.”

Acceptance of outstanding notes and delivery of exchange notes	If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read “Exchange Offer — Terms of the Exchange Offer.”

Fees and expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer — Fees and Expenses.”

Use of proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making these exchange offers solely to satisfy our obligations under our registration rights agreement.

Consequences of failure to exchange outstanding notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. federal income tax consequences	The exchange of exchange notes for outstanding notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read “Material Federal Income Tax Consequences.”

Exchange agent	We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows: Attn: Brandi Steward, U.S. Bank Corporate Trust Services, Specialized Finance Dept., 60 Livingston Avenue, St. Paul, Minnesota 55107; telephone number (651) 495-4738. Eligible institutions may make requests by facsimile at (651) 495-8138.

Summary of Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of the Exchange Notes.”

Issuers	Atlas Energy Operating Company, LLC and Atlas Energy Finance Corp.

Notes offered	$250.0 million aggregate principal amount of 10.75% Senior Notes due 2018.

Maturity date	February 1, 2018.

Interest payment dates	February 1 and August 1 of each year, beginning August 1, 2008.

Guarantees	The notes will be initially guaranteed by Atlas Energy Resources, our direct parent, and each of our subsidiaries that guarantees our credit facility.

Ranking	The notes will be our senior unsecured obligations and will rank senior in right of payment to all of our existing and future debt that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future senior debt and will be effectively subordinated to all of our secured debt to the extent of the value of the collateral securing such debt and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes.

The guarantees will be senior unsecured obligations of the guarantors and will rank senior in right of payment to all their existing and future debt that is expressly subordinated in right of payment to the guarantees. The guarantees will rank equal in right of payment with all existing and future liabilities of such guarantors that are not so subordinated and will be effectively subordinated to all of such guarantors’ secured debt to the extent of the collateral securing such debt and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes.

As of March 21, 2008, the outstanding notes were effectively subordinated to $555.0 million of senior secured debt, and we would have had approximately $116.3 million of borrowing capacity available, subject to compliance with the financial covenants, for additional secured borrowings or letters of credit under our credit facility which would be effectively senior to the notes.

Optional redemption	We may redeem some or all of the notes at any time on or after February 1, 2013. At any time on or before February 1, 2011, we may, at our option, redeem up to 35% of the outstanding notes with money raised in certain equity offerings, at a redemption price of 110.75%, plus accrued interest, if any. In addition, we may redeem the notes, in whole or in part, at any time before February 1, 2013 at a redemption price equal to par plus an applicable premium set forth in this prospectus.

Change of control offer	If we experience specific kinds of changes of control and unless we have previously exercised our right to redeem all of the outstanding notes as described under “Description of the Exchange Notes — Redemption,” we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See “Description of the Exchange Notes — Change of Control.”

If we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest to the purchase date. See “Description of the Exchange Notes — Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

Certain covenants	The indenture governing the notes will restrict our ability and the ability of our restricted subsidiaries to, among other things:

• incur certain additional indebtedness and issue preferred stock;

• make certain distributions, investments and other restricted payments;

• sell certain assets;

• agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

• create certain liens;

• merge, consolidate or sell substantially all of our assets; and

• enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications described under the heading “Description of the Exchange Notes.”

Transfer restrictions; absence of a public market for the notes	The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.

Form of exchange notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-day settlement	The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC’s Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.

Registrar and paying agent	U.S. Bank National Association

Governing law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Historical and Pro Forma Financial Data

The following table sets forth selected historical combined and consolidated financial operating data for our predecessor, Atlas America E&P Operations before the date of our initial public offering on December 18, 2006 and our historical consolidated and proforma financial and operating data after that date for the periods indicated. Atlas America E&P Operations were the subsidiaries of Atlas America which held its natural gas and oil development and production assets and liabilities, substantially all of which Atlas America transferred to us upon the completion of our initial public offering. We derived the historical financial data as of December 31, 2007, 2006, 2005, September 30, 2005 and 2004 and for the years ended December 31, 2007 and 2006, the three months ended December 31, 2005 and the years ended September 30, 2005 and 2004 from Atlas Energy Resources, LLC and Atlas America E&P Operations’ financial statements, which were audited by Grant Thornton LLP, an independent registered public accounting firm. We derived the historical financial data as of September 30, 2003, and for the year ended September 30, 2003 from Atlas America E&P Operations’ unaudited financial statements.

The following pro forma financial data is derived from the financial data presented in “Unaudited pro forma condensed consolidated financial statements.” These unaudited pro forma financial statements have been prepared as if the notes offering had taken place on December 31, 2007 in the case of the pro forma balance sheet. The unaudited pro forma statement of operations for the year ended December 31, 2007 has been prepared as if the acquisition of DTE Gas & Oil and the notes offering had occurred on January 1, 2007.

You should read the following summary financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes in our Form 10-K for the year ended December 31, 2007 and the audited financial statements of DTE Gas & Oil for the years ended December 31, 2006, 2005 and 2004 in our Form 8-K/A filed on September 12, 2007.

The following table includes the non-GAAP financial measures of EBITDA and adjusted EBITDA. For a definition of these measures and a reconciliation to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, which we refer to as GAAP, see the notes to the table.

	Pro forma			Three months
	year ended			ended
	December 31,	Years ended December 31,		December 31,	Years ended September 30,
	2007	2007	2006	2005	2005	2004	2003
	(Unaudited)						(Unaudited)

Income statement data:
Revenues:
Gas and oil production	$250,129	$180,125	$88,449	$24,086	$63,499	$48,526	$38,639
Partnership management:
Well construction and completion	321,471	321,471	198,567	42,145	134,338	86,880	52,879
Administration and oversight	18,138	18,138	11,762	2,964	9,590	8,396	5,090
Well services	17,592	17,592	12,953	2,561	9,552	8,430	7,635
Gathering(1)	14,314	14,314	9,251	1,407	4,359	4,191	3,898
Gain on mark-to-market derivatives	(28,120)	26,257	—	—	—	—	—
Other	261	—	—	—	—	—	—

Total revenues	593,785	577,897	320,982	73,163	221,338	156,423	108,141
Expenses:
Gas and oil production(1)	46,636	32,193	13,881	2,441	8,165	7,289	6,770
Partnership management:
Well construction and completion	279,540	279,540	172,666	36,648	116,816	75,548	45,982
Well services	9,062	9,062	7,337	1,487	5,167	4,398	3,773
Gathering(1)	214	214	—	38	52	53	29
Gathering fee — Atlas Pipeline(1)	13,781	13,781	29,545	7,930	21,929	17,189	14,564

	Pro forma					Three months
	year ended					ended
	December 31,		Years ended December 31,			December 31,	Years ended September 30,
	2007		2007		2006	2005	2005	2004	2003
	(Unaudited)								(Unaudited)

General and administrative	44,354		39,414		23,367	5,818	13,202	11,708	10,106
Net expense reimbursement — affiliate	—		—		1,237	163	602	1,050	1,400
Depreciation, depletion and amortization	85,601		56,942		22,491	4,916	14,061	12,064	9,938

Total operating expenses	479,188		431,146		270,524	59,441	179,994	129,299	92,562

Operating income	114,597		146,751		50,458	13,722	41,344	27,124	15,579
Other income (expenses):
Interest expense	(53,332)		(30,096)		—	—	—	—	—
Other — net	849		849		1,369	57	79	444	358

Total other income (expense)	(52,483)		(29,247)		1,369	57	79	444	358

Net income before cumulative effect of accounting change	62,114		117,504		51,827	13,779	41,423	27,568	15,937
Cumulative effect of accounting change(2)	—		—		6,355	—	—	—	—

Net income	$62,114		$117,504		$58,182	$13,779	$41,423	$27,568	$15,937

Cash flow data:
Cash provided by operating activities			$230,982		$80,536	$43,596	$90,525	$42,523	$20,365
Cash used in investing activities			(1,468,434)		(75,588)	(17,185)	(59,050)	(32,709)	(22,112)
Cash provided by (used in) financing activities			1,253,877		(17,033)	(11,739)	(25,401)	(14,916)	34
Capital expenditures			196,735		75,635	17,187	59,124	33,252	22,607
Other financial information (unaudited):
EBITDA(3)	$201,047		$204,542		$74,318	$18,695	$55,484	$39,632	$25,875
Adjusted EBITDA(3)	$195,978		$199,099		$94,949	$25,649	$73,109	$52,747	$36,570
Ratio of earnings to fixed charges(4)(5)	2.06	x	4.47	x	—	—	—	—	—
Balance sheet data (at period end):
Total assets	$1,897,501		$1,891,234		$415,463	$315,052	$270,402	$198,454	$178,451
Liabilities associated with drilling contracts	132,517		132,517		86,765	70,514	60,971	29,375	22,157
Advances from affiliates	8,696		8,696		12,502	4,257	13,897	30,008	34,776
Long-term debt, including current maturities	746,297		740,030		68	156	81	420	194
Total equity	$836,115		$836,115		$212,682	$154,519	$146,142	$109,461	$102,031

(1)	We charge gathering fees to our investment partnership wells that are connected to the gathering systems of Atlas Pipeline Partners, L.P., which we refer to as Atlas Pipeline. Historically, we in turn paid these fees, plus an additional amount to bring the total gathering charge up to, generally, 16% of the gas sales price, to Atlas Pipeline in accordance with our gathering agreements with it. Upon the completion of our initial public offering, Atlas America assumed our obligation to pay gathering fees to Atlas Pipeline. We are obligated to pay the gathering fees we receive from our investment partnerships to Atlas America, with the result that our gathering revenues and expenses within our partnership management segment net to $0. We also pay our proportionate share of gathering fees based on our percentage interest in the well, which are included in gas and oil production expense. Atlas America E&P Operations also owned several small gathering systems. The expenses associated with these systems are shown as gathering fees on our combined statements of income. We do not own these gathering systems after the completion of our initial public offering.

(2)	The cumulative effect of accounting change results from our adoption of FIN 47 (see Notes 2 and 5 to our combined and consolidated financial statements for the year ended December 31, 2007).

(3)	We define EBITDA as earnings before interest, taxes, depreciation, depletion, and amortization and cumulative effect of accounting change. We calculate adjusted EBITDA by adjusting EBITDA for other non-cash items such as equity-based compensation, derivative gains and losses and our gathering fee to Atlas Pipeline for our initial public offering. EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with GAAP. Although not prescribed under GAAP, we believe the presentation of EBITDA and adjusted EBITDA are relevant and useful because they help our investors to understand our operating performance and make it easier to compare our results with other companies that have different financing and capital structures or tax rates. EBITDA and adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA, as we calculate it, may not be comparable to adjusted EBITDA measures reported by other companies and may be different from the EBITDA calculation under our credit facility and the consolidated EBITDA calculation under the indenture. In addition, EBITDA and adjusted EBITDA do not represent funds available for discretionary use. The following reconciles our net income before taxes and cumulative effect of accounting change to our EBITDA and adjusted EBITDA for the periods indicated:

				Three months
	Pro forma	Years ended		ended
	year ended	December 31,		December 31,	Years ended September 30,
	December 31, 2007	2007	2006	2005	2005	2004	2003

Net income before cumulative effect of accounting change	$62,114	$117,504	$51,827	$13,779	$41,423	$27,568	$15,937
Plus interest expense	53,332	30,096	—	—	—	—	—
Plus depreciation, depletion and amortization	85,601	56,942	22,491	4,916	14,061	12,064	9,938

EBITDA	201,047	204,542	74,318	18,695	55,484	39,632	25,875
Less non-cash gain on mark-to-market derivatives	(14,000)	(14,000)	—	—	—	—	—
Plus non-recurring derivative fees	3,873	3,873
Plus non-cash stock compensation	5,058	4,684	337	393	300	64	—
Plus gathering fee	—	—	20,294	6,561	17,622	13,051	10,695

Adjusted EBITDA	$195,978	$199,099	$94,949	$25,649	$73,109	$52,747	$36,570

(4)	There was no interest expense in periods prior to the year ended December 31, 2007.

(5)	For purposes of this computation, the ratio of earnings to fixed charges represents income from continuing operations before income taxes, minority interest and accounting changes plus fixed charges. Fixed charges means interest expense.

RISK FACTORS

In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offer.

Risks Related to Continuing Ownership of the Outstanding Notes

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the notes may be more difficult to sell.

If you fail to exchange outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may decrease, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Risks Related to the Notes

We intend to distribute a significant portion of our cash flows to our unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

Subject to the limitations on restricted payments to be contained in the indenture governing the notes and in our credit facility, we distribute all of our “available cash” each quarter to our unitholders. “Available cash” is defined in our operating agreement, and it generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash that our board of directors determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and credit needs);

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters or with respect to our management incentive interests;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to unitholders. As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter based on, among other things:

•	the amount of natural gas and oil we produce;

•	the price at which we sell our natural gas and oil;

•	the level of our operating costs;

•	our ability to acquire, locate and produce new reserves;

•	results of our hedging activities;

•	the level of our interest expense, which depends on the amount of our indebtedness and the interest payable on it; and

•	the level of our capital expenditures.

We may not be able to generate sufficient cash flow and may not be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or issue equity, reduce capital expenditures, or refinance all or a portion of our existing indebtedness. We may not be able to refinance our indebtedness, sell assets or issue equity, or borrow more funds on terms acceptable to us, if at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We currently have, and following completion of the exchange offer will continue to have, a substantial amount of indebtedness. As of March 21, 2008, we had total debt of approximately $805.0 million, consisting of $250.0 million of outstanding notes, $555.0 million of borrowings under our credit facility, and $.03 million of other debt. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture will limit, but not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness.

The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under our credit facility. Additionally, the indenture governing the notes will permit us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of March 21, 2008, the notes and the guarantees would have been effectively subordinated to $555.0 million of senior secured indebtedness under our credit facility and we would have been able to incur an additional $116.3 million of indebtedness under our credit facility on such date, subject to compliance with financial covenants in the credit facility, all of which would have also been effectively senior to the notes and the guarantees.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by Anthem Securities or by certain future subsidiaries that we designate as “unrestricted” in accordance with the terms of the indenture. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. Although all of our subsidiaries, other than Anthem Securities, will guarantee the notes, the guarantees are subject to release under certain circumstances and we may have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, we may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary.

Members of our board of directors and Atlas America and its affiliates, including our manager, may have conflicts of interest with us and the noteholders.

Conflicts of interest may arise between us and our noteholders and members of our board of directors and Atlas America and its affiliates, including our manager. These potential conflicts may relate to the divergent interests of these parties. Situations in which the interests of members of our board of directors and Atlas America and its affiliates, may differ from interests of owners of notes include, among others, the following situations:

•	Our limited liability company agreement gives our board of directors broad discretion in determining amounts to be distributed as available cash to our unitholders. Our manager is not entitled to receive distributions on its management incentive interests unless we make distributions in excess of the target amounts set forth in our operating agreement.

•	Except as provided in our omnibus agreement with Atlas America, members of our board of directors and Atlas America and its affiliates, including our manager, are not prohibited from investing or engaging in other businesses or activities that compete with us.

•	Atlas America significantly influences our decisions to enter into any corporate transaction and may be able to prevent any transaction that requires the approval of unitholders regardless of whether noteholders believe that any such transactions are in their own best interests.

We do not have any employees and rely solely on employees of our manager and its affiliates. Our officers and the officers of our manager who provide services to us are not required to work full time on our affairs. These officers may devote significant time to the affairs of our manager’s affiliates. There may be significant conflicts between us and our affiliates regarding the availability of these officers to manage us.

There is no public market for the exchange notes, and we cannot be sure that a market for them will develop.

Although the exchange notes will trade in The PORTAL Market and will be registered under the Securities Act, they will not be listed on any securities exchange. Because there is no public market for the notes, you may not be able to resell them. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantors if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of obligations under the notes in the event of a change in control. Further, we will be contractually restricted under the terms of our credit facility from repurchasing all of the notes tendered upon a change of control. Accordingly, we may be unable to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our credit facility. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under our credit facility, each of which could have material adverse consequences for us and the holders of the notes. In addition, the credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of the Exchange Notes — Change of Control.”

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the notes, and our credit facility contain various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our credit facility contains restrictive covenants and requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under our credit facility and/or the notes. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our credit facility. If the lenders under our credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our credit facility and our other indebtedness, including the notes. See “Description of certain indebtedness.” Our borrowings under our credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Risks Related to our Business

If commodity prices decline significantly, our cash flow from operations will decline.

Our revenue, profitability and cash flow substantially depend upon the prices and demand for natural gas and oil. The natural gas and oil markets are very volatile and a drop in prices can significantly affect our financial results and impede our growth. Changes in natural gas and oil prices will have a significant impact on the value of our reserves and on our cash flow. Prices for natural gas and oil may fluctuate widely in response to relatively minor changes in the supply of and demand for natural gas or oil, market uncertainty and a variety of additional factors that are beyond our control, such as:

•	the level of the domestic and foreign supply and demand;

•	the price and level of foreign imports;

•	the level of consumer product demand;

•	weather conditions and fluctuating and seasonal demand;

•	overall domestic and global economic conditions;

•	political and economic conditions in natural gas and oil producing countries, including those in the Middle East and South America;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the impact of the U.S. dollar exchange rates on natural gas and oil prices;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental relations, regulations and taxation;

•	the impact of energy conservation efforts;

•	the cost, proximity and capacity of natural gas pipelines and other transportation facilities; and

•	the price and availability of alternative fuels.

In the past, the prices of natural gas and oil have been extremely volatile, and we expect this volatility to continue. For example, during the year ended December 31, 2007, the NYMEX Henry Hub natural gas index price ranged from a high of $7.59 per MMBtu to a low of $5.43 per MMBtu, and West Texas Intermediate oil prices ranged from a high of $95.10 per Bbl to a low of $51.13 per Bbl.

Unless we replace our reserves, our reserves and production will decline, which would reduce our cash flow from operations and impair our ability to make payments on the notes.

Producing natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Based on our December 31, 2007 reserve reports, our average annual decline rate for proved developed producing reserves is approximately 8% during the first five years, approximately 5% in the next five years and less than 5% thereafter. Because total estimated proved reserves include proved undeveloped reserves at December 31, 2007, production will decline at this rate even if those proved undeveloped reserves are developed and the wells produce as expected. This rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can change when we drill additional wells, make acquisitions and under other circumstances. Thus, our future natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. Our ability to find and acquire additional recoverable reserves to replace current and future production at acceptable costs depends on our generating sufficient cash flow from operations and other sources of capital, including our investment partnerships, all of which are subject to the risks discussed elsewhere in this section.

Our estimated reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Underground accumulations of natural gas and oil cannot be measured in an exact way. Natural gas and oil reserve engineering requires subjective estimates of underground accumulations of natural gas and oil and assumptions concerning future natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Our independent petroleum engineers prepare estimates of our proved reserves. Over time, our internal engineers may make material changes to reserve estimates taking into account the results of actual drilling and production. Some of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Also, we make certain assumptions regarding future natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions by actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of natural gas and oil attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows. For example, if natural gas prices decline by $1.00 per Mcf, then the PV-10 value of our proved reserves as of December 31, 2007 would decrease from $1.5 billion to $1.2 billion. Our PV-10 is calculated using natural gas prices that include our physical hedges but not our financial hedges. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of natural gas and oil we ultimately recover being different from our reserve estimates. The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our natural gas properties also will be affected by factors such as:

•	actual prices we receive for natural gas;

•	the amount and timing of actual production;

•	the amount and timing of our capital expenditures;

•	supply of and demand for natural gas; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general. Any significant variance in our assumptions could materially affect the quantity and value of reserves, the amount of PV-10 described in this prospectus, and our financial condition and results of operations. In addition, our reserves or PV-10 may be revised downward or upward based upon production history, results of future exploitation and development activities, prevailing natural gas and oil prices and other factors. A material decline in prices paid for our production can reduce the estimated volumes of our reserves because the economic life of our wells could end sooner. Similarly, a decline in market prices for natural gas or oil may reduce our PV-10.

Our operations require substantial capital expenditures, which will reduce our cash available for distribution. Additionally, each quarter we are required to deduct estimated maintenance capital expenditures from operating surplus, which may result in less cash available to unit holders than if actual maintenance capital expenditures were deducted.

We will need to make substantial capital expenditures to maintain our capital asset base over the long term. For the year ending December 31, 2008, we estimate these expenditures to be approximately $43.5 million. These maintenance capital expenditures may include the drilling and completion of additional wells to offset the production decline from our producing properties or additions to our inventory of unproved or proved reserves. These expenditures could increase as a result of:

•	changes in our reserves;

•	changes in natural gas prices;

•	changes in labor and drilling costs;

•	our ability to acquire, locate and produce reserves;

•	changes in leasehold acquisition costs; and

•	government regulations relating to safety and the environment.

Our significant maintenance capital expenditures will reduce the amount of cash we have available for distribution to our unit holders. Additionally, our actual maintenance capital expenditures will vary from quarter to quarter. Our limited liability company agreement requires us to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus will be subject to review and approval by our board of directors, including a majority of our conflicts committee, at least once a year. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unit holders will be lower than if we deducted actual maintenance capital expenditures from operating surplus. If we underestimate the appropriate level of estimated maintenance capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed our previous estimates. Over time, if we do not set aside sufficient cash reserves or have available sufficient sources of financing and make sufficient expenditures to maintain our capital asset base, we will be unable to pay distributions at the anticipated level and may have to reduce our distributions.

The scope and costs of the risks involved in making acquisitions may prove greater than estimated at the time of the acquisition.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about revenues and costs, including synergies;

•	significant increases in our indebtedness and working capital requirements;

•	an inability to integrate successfully or timely the businesses we acquire;

•	the assumption of unknown liabilities;

•	limitations on rights to indemnity from the seller;

•	the diversion of management’s attention from other business concerns;

•	increased demands on existing personnel;

•	customer or key employee losses at the acquired businesses; and

•	the failure to realize expected growth or profitability.

The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, our future acquisition costs may be higher than those we have achieved historically. Any of these factors could adversely impact our future growth and our ability to service the notes.

We may be unsuccessful in integrating the operations from our recent acquisition or any future acquisitions with our operations and in realizing all of the anticipated benefits of these acquisitions.

We acquired DTE Gas & Oil in June 2007 and are currently in the process of integrating its operations with ours. We also have an active, on-going program to identify other potential acquisitions. The integration of previously independent operations with ours can be a complex, costly and time-consuming process. The difficulties of combining these systems, as well as any operations we may acquire in the future, with us include, among other things:

•	operating a significantly larger combined entity;

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	consolidating operational and administrative functions;

•	integrating internal controls, compliance under Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

We acquired DTE Gas & Oil with the expectation that combining it with our existing operations will result in benefits, including, among other things, increased geographic diversification and reserve life. There can be no assurance that we will realize any of these benefits or that the acquisition will not result in the deterioration or loss of our business. Costs incurred and liabilities assumed in connection with an acquisition and increased capital expenditures and overhead costs incurred to expand our operations could harm our business or future prospects, and result in significant decreases in our gross margin and cash flows.

The DTE Gas & Oil acquisition has substantially changed our business, making it difficult to evaluate our business based upon our historical financial information.

The DTE Gas & Oil acquisition has significantly increased our size, redefined our business plan, expanded our geographic market and resulted in large changes to our revenues and expenses. As a result of this acquisition, and our continued plan to acquire and integrate additional companies that we believe present attractive opportunities, our financial results for any period or changes in our results across periods may continue to dramatically change. Our historical financial results, therefore, should not be relied upon to accurately predict our future operating results, thereby making the evaluation of our business more difficult.

We have limited experience in drilling wells to the Marcellus Shale, less information regarding reserves and decline rates in the Marcellus Shale than in other areas of our Appalachian operations and wells drilled to the Marcellus Shale will be deeper, more expensive and more susceptible to mechanical problems in drilling and completing than wells in the other areas.

We have limited experience in drilling development wells to the Marcellus Shale. As of December 31, 2007, we have drilled 19 wells to the Marcellus Shale, 15 of which have been turned on-line, but those wells have been producing for only a short period of time. Other operators in the Appalachian Basin also have limited experience in drilling wells to the Marcellus Shale. Thus, we have much less information with respect to the ultimate recoverable reserves and the production decline rate in the Marcellus Shale than we have in our other areas of operation. In addition, the wells to be drilled in the Marcellus Shale will be drilled deeper than in our other primary areas, which makes the Marcellus Shale wells more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore. In addition, the fracturing of the Marcellus Shale will be more extensive and complicated than fracturing the geological formations in our other areas of operation.

Changes in tax laws may impair our ability to obtain capital funds through investment partnerships.

Under current federal tax laws, there are tax benefits to investing in investment partnerships such as those we sponsor, including deductions for intangible drilling costs and depletion deductions. Changes to federal tax law that reduce or eliminate these benefits may make investment in our investment partnerships less attractive and, thus, reduce our ability to obtain funding from this significant source of capital funds.

We may not be able to continue to raise funds through our investment partnerships at the levels we have recently experienced, which may in turn restrict our ability to maintain our drilling activity at the levels recently experienced.

We have sponsored limited and general partnerships to raise funds from investors to finance our development drilling activities in Appalachia. Accordingly, the amount of development activities we undertake there depends in large part upon our ability to obtain investor subscriptions to invest in these partnerships. During the past three years we have raised successively larger amounts of funds through these investment partnerships, raising $148.7 million in fiscal 2005, and $52.2 million in the three months ended December 31, 2005, $218.5 million in fiscal 2006 and $363.3 million in fiscal 2007. In the future, we may not be successful in raising funds through these investment partnerships at the same levels we have recently experienced, and we also may not be successful in increasing the amount of funds we raise as we have done in recent years. Our ability to raise funds through our investment partnerships depends in large part upon the perception of investors of their potential return on their investment and their tax benefits from investing in them, which perception is influenced significantly by our historical track record of generating returns and tax benefits to the investors in our existing partnerships.

In the event that our investment partnerships do not achieve satisfactory returns on investment or the anticipated tax benefits, we may have difficulty in continuing to increase the amount of funds we raise through these partnerships or in maintaining the level of funds we have recently raised through these partnerships. In this event, we may need to obtain financing for our drilling activities on a less attractive basis than the financing we realize through these partnerships or we may determine to reduce our drilling activity.

Our fee-based revenues may decline if we are unsuccessful in continuing to sponsor investment partnerships, and our fee-based revenue may not increase at the same rate as recently experienced if we are unable to raise funds at the same or higher levels as we have recently experienced.

Our fee-based revenues are based on the number of investment partnerships we sponsor and the number of partnerships and wells we manage or operate. If we are unsuccessful in sponsoring future investment partnerships, our fee-based revenues may decline. Additionally, our fee-based revenue may not increase at the same rate as recently experienced if we are unable to raise funds at the same or higher levels as we have recently experienced.

Our revenues may decrease if investors in our investment partnerships do not receive a minimum return.

We have agreed to subordinate up to 50% of our share of production revenues to specified returns to the investor partners in our investment partnerships, typically 10% per year for the first five years of distributions. Thus, our revenues from a particular partnership will decrease if it does not achieve the specified minimum return and our ability to service the notes may be impaired. We have not subordinated our share of revenues from any of our investment partnerships since March 2005, but did subordinate $91,000 in 2005 and $335,000 in 2004.

Competition in the natural gas and oil industry is intense, which may hinder our ability to acquire gas and oil properties and companies and to obtain capital, contract for drilling equipment and secure trained personnel.

We operate in a highly competitive environment for acquiring properties and other natural gas and oil companies, attracting capital through our investment partnerships, contracting for drilling equipment and securing trained personnel. We will also compete with the exploration and production divisions of public utility companies for natural gas and oil property acquisitions. Our competitors may be able to pay more for natural gas and oil properties and drilling equipment and to evaluate, bid for and purchase a greater number of properties than our financial or personnel resources permit. Moreover, our competitors for investment capital may have better track records in their programs, lower costs or better connections in the securities industry segment that markets oil and gas investment programs than we do. All of these challenges could make it more difficult for us to execute our growth strategy. We may not be able to compete successfully in the future in acquiring leasehold acreage or prospective reserves or in raising additional capital.

Furthermore, competition arises not only from numerous domestic and foreign sources of natural gas and oil but also from other industries that supply alternative sources of energy. Competition is intense for the acquisition of leases considered favorable for the development of natural gas and oil in commercial quantities. Product availability and price are the principal means of competition in selling natural gas and oil. Many of our competitors possess greater financial and other resources than ours which may enable them to identify and acquire desirable properties and market their natural gas and oil production more effectively than we do.

We depend on certain key customers for sales of our natural gas. To the extent these customers reduce the volumes of natural gas they purchase from us, our revenues and cash available for distribution could decline.

In Appalachia, our natural gas is sold under contracts with various purchasers. Under a natural gas supply agreement with Hess Corporation, which expires on March 31, 2009, Hess Corporation has a last right of refusal to buy all of the natural gas produced and delivered by us and our affiliates, including our investment partnerships. During fiscal 2007, natural gas sales to Hess Corporation accounted for approximately 18% of our total Appalachian oil and gas revenues. In Michigan, during the six months ended December 31, 2007, gas under contracts to a former affiliate of Atlas Gas & Oil, which expire at various dates through 2012, accounted for approximately 62% of our total Michigan oil and gas revenues. To the extent these and other key customers reduce the amount of natural gas they purchase from us, our revenues could temporarily decline in the event we are unable to sell to additional purchasers.

Our Appalachia business depends on the gathering and transportation facilities of Atlas Pipeline. Any limitation in the availability of those facilities would interfere with our ability to market the natural gas we produce and could reduce our revenues and cash available for distribution.

Atlas Pipeline gathers more than 90% of our current Appalachia production and approximately 50% of our total production. The marketability of our natural gas production depends in part on the availability, proximity and capacity of gathering and pipeline systems owned by Atlas Pipeline and other third parties. The amount of natural gas that can be produced and sold is subject to curtailment in circumstances such as pipeline interruptions due to scheduled and unscheduled maintenance or excessive pressure or physical damage to the gathering or transportation system. The curtailments arising from these and similar circumstances may last from a few days to several months.

If Atlas America fails to pay gathering fees to Atlas Pipeline as required by its assumption agreement with us, we will have to pay to Atlas Pipeline the difference between the gathering fee payable and the amount we receive from our investment partnerships for gathering services out of our own resources.

We are a party to a master gas gathering agreement with Atlas Pipeline which requires, among other things, paying Atlas Pipeline gathering fees for gathering our gas. The gathering agreement is a continuing obligation and not terminable by us, except that if Atlas Pipeline’s general partner is removed without cause, then no gathering fees will be due under the agreement with respect to new wells drilled by us. Atlas America assumed our obligation to pay these gathering fees pursuant to the contribution agreement entered into at the completion of our initial public offering, and we agreed to pay Atlas America the gathering fees we receive from our investment partnerships and fees associated with production to our interest. The gathering fees payable to Atlas Pipeline generally exceed the amount we receive from our investment partnerships for gathering services. For the year ended December 31, 2007, this excess amount was approximately $11.9 million. If Atlas America defaulted on its obligation to us under the assumption agreement to pay gathering fees to Atlas Pipeline, we would be liable to Atlas Pipeline for the payment of the fees, which would reduce our income and cash available for payments on the notes.

Shortages of drilling rigs, equipment and crews could delay our operations.

Higher natural gas and oil prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, drilling equipment, services and personnel. Over the past three years, we and other natural gas and oil companies have experienced higher drilling and operating costs. Shortages of, or increasing costs for, experienced drilling crews and oil field equipment and services could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could reduce our revenues.

Because we handle natural gas and oil, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

The operations of our wells and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example:

•	the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions;

•	the federal Clean Water Act and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

•	the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws and regulations that impose requirements for the handling and disposal of waste from our facilities; and

•	the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as “Superfund,” and comparable state laws and regulations that regulate and impose liability for the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or at locations to which we have sent waste for disposal.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including the RCRA, CERCLA, the federal Oil Pollution Act and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

There is an inherent risk that we may incur environmental costs and liabilities due to the nature of our business and the substances we handle. For example, an accidental release from one of our wells could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies may be enacted or adopted and could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover remediation costs under our insurance policies.

Many of our leases are in areas that have been partially depleted or drained by offset wells.

Many of our key project areas are located in active drilling areas in the Appalachian Basin. As a result, many of our leases are in areas that have already been partially depleted or drained by earlier offset drilling. This may inhibit our ability to find economically recoverable quantities of natural gas in these areas.

Our identified drilling location inventories are susceptible to uncertainties that could materially alter the occurrence or timing of our drilling activities, which may result in lower cash from operations.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2007, we had identified over 3,950 potential drilling locations. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, seasonal conditions, regulatory approvals, natural gas prices, costs and drilling results. In addition, our independent petroleum engineering consultants have not assigned any proved reserves to the over 2,650 unproved potential drilling locations we have identified and therefore there may exist greater uncertainty with respect to the success of drilling wells at these drilling locations. Our final determination on whether to drill any of these drilling locations will be dependent upon the factors described above as well as, to some degree, the results of our drilling activities with respect to our proved drilling locations. Because of these uncertainties, we do not know if the numerous drilling locations we have identified will be drilled within our expected timeframe or will ever be drilled or if we will be able to produce natural gas and oil from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from our anticipated drilling activities.

Some of our undeveloped leasehold acreage is subject to leases that may expire in the near future.

Leases covering approximately 44,900 of our 1,037,300 net acres, or 4%, are scheduled to expire on or before December 31, 2008. If we are unable to renew these leases or any leases scheduled for expiration beyond December 31, 2008, on favorable terms, we will lose the right to develop the acreage that is covered by an expired lease and our production would decline, which would reduce our cash flows from operations and could impair our ability to make payments on the notes.

Drilling for and producing natural gas are high risk activities with many uncertainties.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for natural gas can be uneconomic, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•	the high cost, shortages or delivery delays of equipment and services;

•	unexpected operational events and drilling conditions;

•	adverse weather conditions;

•	facility or equipment malfunctions;

•	title problems;

•	pipeline ruptures or spills;

•	compliance with environmental and other governmental requirements;

•	unusual or unexpected geological formations;

•	formations with abnormal pressures;

•	injury or loss of life;

•	environmental accidents such as gas leaks, ruptures or discharges of toxic gases, the release of brine or well fluids into the environment or oil leaks;

•	fires, blowouts, craterings and explosions; and

•	uncontrollable flows of natural gas or well fluids.

Any one or more of the factors discussed above could reduce or delay our receipt of drilling and production revenues, thereby reducing our earnings, and could reduce revenues in one or more of our investment partnerships, which may make it more difficult to finance our drilling operations through sponsorship of future partnerships. In addition, any of these events can cause substantial losses, including those relating to personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, loss of wells and regulatory penalties.

Although we will maintain insurance against various losses and liabilities arising from our operations, insurance against all operational risks is not available to us. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could reduce our results of operations and impair our ability to service the notes.

Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

One of our growth strategies is to capitalize on opportunistic acquisitions of natural gas reserves. However, our reviews of acquired properties are inherently incomplete because it generally is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we inspect a well. Any unidentified problems could result in material liabilities and costs that negatively impact our financial condition and results of operations. Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity.

Hedging transactions may limit our potential gains or cause us to lose money.

Pricing for natural gas has been volatile and unpredictable for many years. To limit exposure to changing natural gas prices, we use financial and physical hedges for our natural gas production. Physical hedges are not deemed hedges for accounting purposes because they require firm delivery of natural gas and are considered normal sales of natural gas. We generally limit these arrangements to smaller quantities than those projected to be available at any delivery point. In addition, we enter into financial hedges, which may include purchases of regulated NYMEX futures, option and collar contracts and non-regulated over-the-counter futures contracts with qualified counterparties. The futures contracts are commitments to purchase or sell natural gas at future dates and generally cover one-month periods for up to six years in the future. By removing the price volatility from a significant portion of our natural gas production, we have reduced, but not eliminated, the potential effects of changing natural gas prices on our cash flow from operations for those periods. Furthermore, while intended to help reduce the effects of volatile natural gas prices, such transactions, depending on the hedging instrument used, may limit our potential gains if natural gas prices were to rise substantially over the price established by the hedge. Under circumstances in which, among other things, production is substantially less than expected, the counterparties to our futures contracts fail to perform under the contracts or a sudden, unexpected event materially impacts natural gas prices, we may be exposed to the risk of financial loss.

We may be exposed to financial and other liabilities as the managing general partner in investment partnerships.

We serve as the managing general partner of 92 investment partnerships and will be the managing general partner of new investment partnerships that we sponsor. As a general partner, we are contingently liable for the obligations of these partnerships to the extent that partnership assets or insurance proceeds are insufficient. We have agreed to indemnify each investor partner in our investment partnerships from any liability that exceeds such partner’s share of the investment partnership’s assets.

We are subject to comprehensive federal, state, local and other laws and regulations that could increase the cost and alter the manner or feasibility of our doing business.

Our operations are regulated extensively at the federal, state and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon natural gas and oil wells. Under these laws and regulations, we could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

Part of the regulatory environment in which we operate includes, in some cases, legal requirements for obtaining environmental assessments, environmental impact studies and/or plans of development before commencing drilling and production activities. In addition, our activities are subject to the regulations regarding conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of natural gas we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from state and local authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could inhibit our ability to develop our properties. Additionally, the natural gas and oil regulatory environment could change in ways that might substantially increase the financial and managerial costs of compliance with these laws and regulations and, consequently, reduce our profitability. Furthermore, we may be put at a competitive disadvantage to larger companies in our industry who can spread these additional costs over a greater number of wells and larger operating staff.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. We will cancel outstanding notes surrendered in exchange for the exchange notes in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Years ended September 30,			Three months ended	Years ended December 31,
	2003	2004	2005	December 31, 2005	2006	2007
	(Unaudited)
	(In thousands)

Ratio of earnings to fixed charges(1)(2)	—	—	—	—	—	4.47x

(1)	There was no interest expense in periods before the year ended December 31, 2007.

(2)	For purposes of this computation, earnings represent income from continuing operations before income taxes, minority interest and accounting changes plus fixed charges. Fixed charges means interest expense plus estimated element of rental expense.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements and accompanying notes of Atlas Energy Resources, LLC as of and for the year ended December 31, 2007, which have been prepared by our management, are derived from (a) our audited consolidated financial statements as of and for the year ended December 31, 2007 and (b) the unaudited financial statements of DTE Gas & Oil for the six months ended June 28, 2007.

The pro forma statements illustrate the effect on our historical financial position and results of operations of the purchase of DTE Gas & Oil from DTE for cash consideration of approximately $1.273 billion, including our incurrence of additional debt to fund the closing of the transaction and repayment of our outstanding balance of $52.5 million on our previous $250.0 million credit facility and our $250.0 million senior unsecured notes offering and the application of net proceeds. The pro forma statements are provided for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the acquisition and notes offering occurred on the dates indicated or the financial position or results of operations for any future date or period. The unaudited pro forma consolidated balance sheet was prepared as if the notes offering had occurred on December 31, 2007. The unaudited pro forma condensed consolidated statement of operations for the year ending December 31, 2007 was prepared assuming the above transactions had occurred on January 1, 2007.

The pro forma statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe are reasonable in connection with the transactions. These assumptions are subject to change (see Notes to Unaudited Pro Forma Consolidated Financial Statements). The allocation of the purchase price of assets and liabilities in the pro forma statements is based on a third-party valuation. It is subject to minor adjustments as management finalizes the allocation. Changes in such allocation could impact certain of the assumptions reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007, including the impact such changes may have on estimated levels of depletion, depreciation and amortization.

The pro forma statements should be read in conjunction with (a) the historical combined and consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” in our Form 10-K for the year ended December 31, 2007 incorporated by reference in this prospectus and (b) the audited financial statements of DTE Gas & Oil for the years ended December 31, 2006, 2005 and 2004 in our Form 8-K/A filed on September 12, 2007 and incorporated by reference in this prospectus.

ATLAS ENERGY RESOURCES, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2007

	Atlas Energy			Atlas Energy
	Resources	Pro forma		Resources
	historical	adjustments		pro forma
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$25,258	$243,733	(a)	$25,258
		(243,733	)(a)
Accounts receivable	57,524	—		57,524
Current portion of hedge asset	38,181	—		38,181
Prepaid expenses and other	8,265	—		8,265

Total current assets	129,228	—		129,228
Property, plant and equipment, net	1,693,467	—		1,693,467
Other assets, net	28,312	6,267	(a)	34,579
Intangible assets, net	5,061	—		5,061
Goodwill	35,166	—		35,166

	$1,891,234	$6,267		$1,897,501

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$30	$—		$30
Accounts payable	55,051	—		55,051
Liabilities associated with drilling contracts	132,517	—		132,517
Current portion of hedge liability	356	—		356
Accrued liabilities	34,535	—		34,535

Total current liabilities	222,489			222,489
Long term debt	740,000	(243,733	)(a)	496,267
Senior unsecured debt	—	250,000	(a)	250,000
Advances from affiliates	8,696	—		8,696
Other long-term liabilities	2,372	—		2,372
Long-term hedge liability	39,204	—		39,204
Asset retirement obligations	42,358	—		42,358
Commitments and contingencies
Members’ equity	836,115	—		836,115

	$1,891,234	$6,267		$1,897,501

See accompanying notes to unaudited pro forma condensed consolidated financial statements

ATLAS ENERGY RESOURCES, LLC

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2007

		DTE			Atlas Energy
	Atlas Energy	Gas & Oil	Pro forma		Resources
	Resources	Company	adjustments		pro forma
	(In thousands, except for per unit data)

REVENUES
Well construction and completion	$321,471	—			$321,471
Gas and oil production	180,125	70,004	$		250,129
Administration and oversight	18,138	—			18,138
Well services	17,592	—			17,592
Gathering	14,314	—			14,314
Gain on mark-to-market derivatives	26,257	(54,377)			(28,120)
Other	—	261			261

Total revenues	577,897	15,888			593,785
COSTS AND EXPENSES
Well construction and completion	279,540				279,540
Gas and oil production	32,193	14,443			46,636
Well services	9,062				9,062
Gathering fees	13,995				13,995
General and administrative	39,414	4,566	374	(b)	44,354
Depreciation, depletion and amortization	56,942	8,246	20,413	(c)	85,601

Total operating expenses	431,146	27,255	20,787		479,188

OPERATING INCOME	146,751	(11,367)	(20,787)		114,597
OTHER INCOME (EXPENSE)
Interest expense	(30,096)	(5,322)	8,843	(d)	(53,332)
			745	(e)
			(26,875	)(f)
			(627	)(g)
Other — net	849	—			849

Total other income (expense)	(29,247)	(5,322)	(17,914)		(52,483)

Net income (loss) before income taxes	117,504	(16,689)	(38,701)		62,114
(Provision) benefit for income taxes	—	5,841	(5,841	)(h)	—

Net income (loss)	$117,504	$(10,848)	$(44,542)		$62,114

Allocation of net income attributable to members’ interests:
Class A units	$4,099		$(2,857)		$1,242
Class B common units	113,405		(52,533)		60,872

Net income attributable to members’ interests	$117,504		$(55,390)		$62,114

Net income per Class B common units:
Basic	$2.32		$(1.32)		$1.00

Diluted	$2.29		$(1.30)		$.99

Weighted average Class B common unit:
Basic	48,909		11,801		60,710

Diluted	49,449		11,740		61,189

See accompanying notes to unaudited pro forma condensed consolidated financial statements

ATLAS ENERGY RESOURCES, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

We are a Delaware limited liability company formed in June 2006 to own and operate substantially all of the oil and gas properties of Atlas America. In December 2006, formation transactions, including the capital contribution of oil and gas properties to us by Atlas America and the closing of the initial public offering of common units, were consummated and reflected in these pro forma statements.

The accompanying unaudited pro forma condensed consolidated financial statements and related notes give effect to our acquisition of the oil and gas producing properties and related assets of DTE Gas & Oil, a wholly owned subsidiary of DTE and our $250.0 million senior unsecured notes offering. Our unaudited pro forma condensed consolidated balance sheet has been presented as if the notes offering had occurred on December 31, 2007.

Our unaudited pro forma condensed consolidated statement of operations has been presented as if the acquisition of DTE Gas & Oil and notes offering had occurred on January 1, 2007.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma condensed consolidated financial statements. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition and notes offering occurred on the dates indicated. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The historical financial information is derived from the historical consolidated financial statements of Atlas Energy Resources and the historical financial statements of DTE Gas & Oil. The pro forma adjustments have been prepared as if the notes offering had taken place on December 31, 2007, in the case of the pro forma balance sheet, and the acquisition of DTE Gas & Oil and the notes offering had occurred on January 1, 2007, in the case of the pro forma statement of operations for the year ended December 31, 2007.

The unaudited pro forma condensed consolidated financial statements reflect the following transactions:

•	the acquisition of DTE Gas & Oil;

•	the equity issuance of additional Class B common and the Class D units on June 29, 2007, used to finance the acquisition of DTE Gas & Oil;

•	borrowings under our new credit facility on June 29, 2007, used to finance the acquisition of DTE Gas & Oil and repay amounts outstanding under its prior line of credit; and

•	the notes offering and the application of net proceeds.

2.	ACQUISITION AND PURCHASE PRICE ALLOCATION

We acquired DTE Gas & Oil from DTE on June 29, 2007 for approximately $1.273 billion, subject to customary closing adjustments.

The acquisition included estimated proved reserves of approximately 613.7 Bcfe and approximately 2,150 gross producing wells on approximately 228,000 net developed acres in the northern lower peninsula of Michigan. Also included were approximately 66,000 undeveloped acres.

ATLAS ENERGY RESOURCES, LLC

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS — (Continued)

The purchase price allocation of the total consideration of $1.273 billion is as follows (in thousands):

Accounts receivable	$33,764
Prepaid expenses	515
Other assets	890
Leaseholds, gas and wells and related equipment	1,267,901
Total assets acquired	1,303,070
Accounts payable and accrued liabilities	(19,233)
Other liabilities	(210)
Asset retirement obligations	(11,109)

(30,552)

Net assets acquired	$1,272,518

The purchase price allocation for the acquisition is based on a third-party valuation. It is subject to minor adjustments as management finalizes the allocation.

3.	PRO FORMA ADJUSTMENTS

a.	The net proceeds from our notes offering of $243.7 million, net of offering expenses of $6.3 million.

b. The recording of incremental general and administrative expense related to the common units issued in conjunction with the DTE Gas & Oil acquisition.

c. The recording of incremental depreciation, depletion and amortization expense related to DTE Gas & Oil assets based on the relative fair value allocation of the purchase price to the acquired assets.

d. The removal of interest expense on our credit facility as a result of the net proceeds of our notes offering and a reduction in our interest rate of 100 basis points due to a lower untilization rate under our credit agreement, our weighted average interest rate assumed for our credit facility was 6.5%.

e. The removal of amortization of debt issuance costs associated with the decrease in the new credit facility as a result of our notes offering.

f. The recording of incremental interest expense at 10.75% associated with the notes offering of $250.0 million.

g. The amortization of debt issuance costs related to the notes offering.

h. The removal of the income tax provision associated with the operations of DTE Gas & Oil as we are a non-taxable pass-through entity.

4.	PRO FORMA NET INCOME PER UNIT

Pro forma net income (loss) per Class B common is determined by dividing the pro forma net income (loss) by the number of Class B common units outstanding at the closing of the DTE Gas & Oil acquisition. The pro forma Class B common units outstanding reflect the issuance and sale of 16,702,828 Class D units (which were subsequently converted to Class B common units) and 7,298,181 Class B common units and the grant of 35,000 Class B common units in conjunction with the acquisition.

EXCHANGE OFFER

We sold the outstanding notes on January 23, 2008 pursuant to the purchase agreement dated as of January 17, 2008, by and among us, and the initial purchasers named therein. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. We have registered the exchange notes; the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of Exchange Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the exchange notes.

The SEC, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•	cannot rely on such interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of 10.75% Senior Notes due 2018 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “— Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2008, which is the 21st business day after the commencement of the exchange offer, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion

•	to delay accepting for exchange any outstanding notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement. We also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to holders of the outstanding notes. If we amend the exchange offer in a manner that we consider a material change, we will promptly disclose the amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times before the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times before the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal.

We issued all of the outstanding notes in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Guaranteed delivery.  There is no procedure for guaranteed late delivery of the outstanding notes.

Determinations under the exchange offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

When we will issue exchange notes.  In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, before 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of outstanding notes not accepted or exchanged.  If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged outstanding notes without charge to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your representations to us.  By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market- making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “— Procedures for Tendering” above at any time on or before the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF OTHER INDEBTEDNESS

On June 29, 2007, our operating subsidiary, Atlas Energy Operating Company, LLC, entered into a credit agreement with J.P. Morgan Securities Inc., as sole bookrunner and lead arranger, JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders, pursuant to which an $850.0 million five-year secured credit facility was made available to us. We and all of our existing or future direct or indirect material domestic subsidiaries, other than Anthem Securities, act as guarantors under the credit agreement. Up to $50.0 million of the credit facility may be used for standby letters of credit. Borrowings under the credit facility are secured by a first priority lien and security interest on not less than 80% of the engineered value of the oil and gas interests included in the determination of the borrowing base and a first priority lien and security interest on all of the equity interests of each guarantor other than us and all of the other material assets of us and its subsidiaries.

We borrowed $713.9 million under the credit facility on June 29, 2007 to finance a portion of the DTE Gas & Oil acquisition and to repay indebtedness under our prior revolving facility entered into on December 18, 2006. Borrowings under the credit facility will be available for development, exploitation and acquisition of natural gas and oil properties, working capital and general corporate purposes.

At our election, interest is determined by reference to:

•	the London interbank offered rate, or LIBOR, plus an applicable margin between 1.00% and 2.25% per annum, depending on our usage of the facility; or

•	the higher of (i) the federal funds rate plus 0.50% and (ii) the JPMorgan prime rate, plus, in each case, an applicable margin between 0.00% and 1.25% per annum, depending on our usage of the facility.

Interest is payable quarterly for domestic bank rate loans and at the end of each applicable interest period for LIBOR loans.

The credit facility allows us to borrow up to the determined amount of the borrowing base, which is based upon the loan collateral value assigned to our various natural gas and oil properties. The current borrowing base is $672.5 million, which may be redetermined based on changes in our oil and gas reserves. Amounts under the revolving loan facility may be repaid and re-borrowed until June 29, 2012. Mandatory prepayments are required any time the aggregate amount of the outstanding revolving credit loans and letters of credit under the revolving loan facility exceed 100% of the borrowing base.

The credit facility contains covenants that, among other things, limit our ability to:

•	incur indebtedness;

•	grant certain liens;

•	enter into certain leases;

•	make certain loans, acquisitions, capital expenditures and investments;

•	enter into hedging arrangements that exceed specified thresholds;

•	make any change to the character of our business or the business of the investment partnerships;

•	merge or consolidate; or

•	engage in certain asset dispositions, including a sale of all or substantially all of our assets.

The credit facility requires us to maintain a current ratio (as defined in the credit agreement) of not less than 1.0 to 1.0 and a funded debt to EBITDA ratio of not more than 4.0 to 1.0 through December 31, 2008, 3.75 to 1.0 through December 31, 2009 or 3.5 to 1.0 thereafter. The credit facility defines EBITDA for any period of four fiscal quarters as the sum of consolidated net income for the period plus interest, income taxes, depreciation, depletion and amortization. At December 31, 2007, we were in compliance with our financial covenants.

If an event of default exists under the credit facility, the lenders will be able to accelerate the maturity of the credit facility and exercise other customary rights and remedies. Each of the following is an event of default:

•	failure to pay any principal when due or any interest, fees or other amounts in the credit facility;

•	a representation, warranty or certification made under the loan documents or in any certificate furnished thereunder is false or misleading as of the time made or furnished in any material respect;

•	failure to perform under any obligation set forth in the credit facility;

•	failure to pay any principal or interest on any of our other debt aggregating $25.0 million or more;

•	bankruptcy or insolvency events;

•	commencement of a proceeding or case in any court of competent jurisdiction, without application or consent, involving:

•	admission in writing the inability to, or being generally unable to, pay debts as they become due;

•	liquidation, reorganization, dissolution or winding-up; or

•	the appointment of a trustee, receiver, custodian, liquidator or the like;

•	the entry of, and failure to pay, one or more judgments in excess of $25.0 million;

•	the loan documents cease to be in full force and effect or cease to create a valid, binding and enforceable lien;

•	a change of control, generally defined as (i) a group or person acquiring 35% or more of our outstanding voting units (other than Atlas America and its affiliates), (ii) the failure of a majority or our directors to be neither nominated nor appointed by our board, (iii) our failure to own 100% of Atlas Energy Operating Company or (iv) the failure of Atlas America or any of its wholly-owned subsidiaries to own at least 51% of the equity of our manager.

DESCRIPTION OF THE EXCHANGE NOTES

You will find the definitions of capitalized terms used in this description of notes under the heading “Certain definitions.” For purposes of this description, references to Holdings refers only to Atlas Energy Resources, LLC and not any of its subsidiaries, “the Company,” “we,” “our” and “us” refer only to Atlas Energy Operating Company, LLC and not to any of its subsidiaries and “the Issuers” refers to the Company and Atlas Energy Finance Corp. and not to any of their respective subsidiaries.

The Issuers will issue the Notes under an Indenture (the “Indenture”) dated as of January 23, 2008 among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes in compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness and Preferred Stock.” Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this description of notes, references to the Notes include any Additional Notes actually issued.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Issuers and your rights.

If the exchange offer is consummated, holders who do not exchange their outstanding notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

General

The Notes.  The Notes:

•	are general unsecured, senior obligations of the Issuers;

•	mature on February 1, 2018;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

•	will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form, see “— Book-entry, Delivery and Form”;

•	rank senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers;

•	rank equally in right of payment with any future senior Indebtedness of each of the Issuers, without giving effect to collateral arrangements;

•	will be initially unconditionally guaranteed on a senior basis by Holdings, Westside Pipeline Company, LLC, Atlas America, LLC, Atlas Noble, LLC, AER Pipeline Construction Inc., Viking Resources, LLC, AIC, LLC, Atlas Energy Ohio, LLC, Atlas Resources, LLC, Atlas Energy Michigan, LLC, Resource Energy, LLC, Resource Well Services, LLC, REI-NY, LLC and Atlas Gas & Oil Company, LLC representing each subsidiary of Holdings that currently is a guarantor of the Senior Secured Credit Agreement, see “— Guarantees”;

•	effectively rank junior to any existing or future secured Indebtedness of each of the Issuers, including amounts that may be borrowed under our Senior Secured Credit Agreement, to the extent of the value of the collateral securing such Indebtedness; and

•	are expected to be eligible for trading in The PORTAL Market.

Interest.  Interest on the Notes will compound semi-annually and will:

•	accrue at the rate of 10.75% per annum;

•	accrue from the Issue Date or, if interest has already been paid, from the most recent interest payment date;

•	be payable in cash semi-annually in arrears on February 1 and August 1, commencing on August 1, 2008;

•	be payable to the holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment.

We also will pay liquidated damages to holders of the Notes if we fail to complete the exchange offer described in the Registration Rights Agreement within 240 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any liquidated damages pursuant to the Registration Rights Agreement.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of, premium, if any, liquidated damages, if any, and interest on the Notes at the office or agency designated by the Issuers in the City and State of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered addresses as they appear in the registrar’s books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the Notes, and either of the Issuers or any of their respective Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, premium, if any, liquidated damages, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Issuers, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Issuers may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

On and after February 1, 2013, we may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage

2013	105.375%
2014	103.583%
2015	101.792%
2016 and thereafter	100.000%

Prior to February 1, 2011 we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110.750% of the principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of the related Equity Offering.

In addition, the Notes may be redeemed, in whole or in part, at any time prior to February 1, 2013 at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at February 1, 2013 (such redemption price being set forth in the table appearing above under the caption “Optional redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through February 1, 2013, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2013; provided, however, that if the period from the redemption date to February 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to February 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

If the Issuers are redeeming less than all of the outstanding Notes, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $2,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption unless we default in the payment thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

We may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of Holdings or its Subsidiaries may limit the ability of Holdings, the Issuers or their respective Subsidiaries to purchase Notes prior to maturity.

Ranking

The Notes will be general unsecured obligations of the Issuers that rank senior in right of payment to all existing and future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of each of the Issuers that are not so subordinated and will be effectively subordinated to all of our secured Indebtedness, including Indebtedness Incurred under the Senior Secured Credit Agreement (to the extent of the value of the collateral securing such Indebtedness) and liabilities of any of our Subsidiaries that do not guarantee the Notes. In the event of bankruptcy, liquidation, reorganization or other winding up of the Issuers or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other secured Indebtedness, the assets of the Issuers and the Guarantors that secure secured Indebtedness will be available to pay obligations on the Notes and the Guarantees only after all Indebtedness under such Credit Facility and other secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Guarantees then outstanding.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will, jointly and severally, fully and unconditionally guarantee on a senior unsecured basis our obligations under the Notes and all obligations under the Indenture. The obligations of Guarantors under the Guarantees will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Guarantee.

Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may Incur, such Indebtedness may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness and Preferred Stock.”

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk Factors — Risks Relating to the Notes — A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.” If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. If the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee were avoided, holders of Notes would have to look to the assets of any remaining Subsidiary Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not Holdings or a Restricted Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if the sale or other disposition does not violate the covenants described under “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement upon the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to the covenant described under “— Future Subsidiary Guarantors,” except a release or discharge by or as a result of payment under such Guarantee if the Issuers designate such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or in connection with any legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “— Defeasance” and “— Satisfaction and Discharge.”

Change of Control

If a Change of Control occurs, unless the Issuers have previously or concurrently exercised their right to redeem all of the Notes as described under “— Optional Redemption,” each holder will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless we have previously or concurrently exercised our right to redeem all of the Notes as described under “— Optional Redemption,” we will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that holders will be entitled to withdraw their tendered Notes and their election to require us to purchase such Notes; provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if we are repurchasing less than all of the Notes, the holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum principal amount of $2,000 and an integral multiple of $1,000 in excess of $2,000; and

(8) the procedures determined by us, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered and not properly withdrawn the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, and liquidated damages, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the Change of Control provisions of the Indenture would constitute a violation of any such laws or regulations, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the Indenture by virtue of our compliance with such securities laws or regulations.

Our ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement will not constitute a Change of Control under the Indenture. Future Indebtedness of Holdings and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and other and/or future Indebtedness may, prohibit the Issuers’ prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Issuers are not able to prepay the Indebtedness under the Senior Secured Credit Agreement and any such other Indebtedness containing similar restrictions or obtain requisite consents, the Issuers will be unable to fulfill their repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Secured Credit Agreement.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Holdings. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. As of the Issue Date, we have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock” and “— Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of Holdings and the Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Certain Covenants

Limitation on Indebtedness and Preferred Stock

Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and Holdings will not permit any of the Restricted Subsidiaries to issue Preferred Stock; provided, however, that Holdings may Incur Indebtedness and the Company and any of the Subsidiary Guarantors may Incur Indebtedness and issue Preferred Stock if on the date thereof:

(1) the Consolidated Coverage Ratio for Holdings and the Restricted Subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and

(2) no Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness or issuance of the following Preferred Stock, as the case may be:

(1) Indebtedness of the Company Incurred pursuant to one or more Credit Facilities in an aggregate amount not to exceed the greater of (a) $735.0 million less the aggregate amount of all permanent principal repayments since the Issue Date under a Credit Facility that are made under clause 3(a) of the first paragraph of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock,” or (b) 40.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom, in each case outstanding at any one time;

(2) Guarantees by the Company or Guarantors of Indebtedness of the Company or a Guarantor, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Guarantee to at least the same extent as the Indebtedness being Guaranteed, as the case may be;

(3) Indebtedness of Holdings owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by Holdings or any Restricted Subsidiary; provided, however, that (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person other than Holdings or a Restricted Subsidiary shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (a) the Notes issued on the Issue Date, and the related exchange notes issued in a registered exchange offer (or shelf registration) pursuant to the Registration Rights Agreement, and all Guarantees, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and 4(a)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5) Indebtedness of a Person that becomes a Restricted Subsidiary or is acquired by Holdings or a Restricted Subsidiary or merged into Holdings or a Restricted Subsidiary in accordance with the Indenture and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by or was merged into Holdings or such Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by or was merged into Holdings or a Restricted Subsidiary or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person becomes a Restricted Subsidiary or is acquired by or was merged into Holdings or a Restricted Subsidiary, Holdings would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

(6) the Incurrence by Holdings or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements or carrying costs of property used in the business of Holdings or such Restricted Subsidiary, and Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed $40.0 million at any time outstanding;

(7) the Incurrence by Holdings, the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances and bid, performance, surety and appeal bonds or other similar obligations incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed);

(8) Capital Stock (other than Disqualified Stock) of Holdings, the Company or any of the Subsidiary Guarantors;

(9) Indebtedness owed to Parent not to exceed $50.0 million in the aggregate, provided that all such Indebtedness shall be unsecured and subordinated to the Notes; and

(10) in addition to the items referred to in clauses (1) through (9) above, Indebtedness of Holdings, the Company and its Subsidiary Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (10) and then outstanding, will not exceed the greater of (a) $50.0 million and (b) 4.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence, at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1) in the event an item of that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Issuers, in their sole discretion, will classify such item of Indebtedness on the date of Incurrence and, subject to clause (2) below may later reclassify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses;

(2) all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred on the Issue Date under clause (1) of the second paragraph of this covenant;

(3) Guarantees of, or obligations in respect of letters of credit supporting, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4) if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5) the principal amount of any Disqualified Stock of Holdings or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(6) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(7) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133) will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on Indebtedness and Preferred Stock” covenant, the Issuers shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuers may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Limitation on Restricted Payments

Holdings will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any payment or distribution on or in respect of Holdings’ Capital Stock (including any payment or distribution in connection with any merger or consolidation involving Holdings or any of the Restricted Subsidiaries) except:

(a) dividends or distributions by Holdings payable solely in Capital Stock of Holdings (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of Holdings; and

(b) dividends or distributions payable to Holdings or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, defease, retire or otherwise acquire for value any Capital Stock of Holdings or any direct or indirect parent of Holdings held by Persons other than Holdings or a Restricted Subsidiary (other than in exchange for Capital Stock of Holdings (other than Disqualified Stock);

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness permitted under clause (3) of the second paragraph of the covenant “— Limitation on Indebtedness and Preferred Stock” or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), unless at the time Holdings or such Restricted Subsidiary makes such Restricted Payment:

(a) no Default shall have occurred and be continuing (or would result therefrom); and either

(b) (1) if the Consolidated Coverage Ratio for Holdings and the Restricted Subsidiaries on the last day of the immediately preceding fiscal quarter is at least 2.25 to 1.0, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made during the fiscal quarter in which such Restricted Payment is made does not exceed the result of:

(i) Available Cash; plus

(ii) without duplication of amounts included in Available Cash, 100% of the aggregate Net Cash Proceeds, and the fair market value (as determined by Holdings’ Board of Directors in good faith) of property or securities other than cash (including Capital Stock of Persons engaged primarily in the Energy Business or assets used in the Energy Business), in each case received by Holdings from the substantially concurrent issue or sale of its Capital Stock (other than Disqualified Stock) or other substantially concurrent capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to (x) management, employees, directors or any direct or indirect parent of Holdings, to the extent such Net Cash Proceeds have been used to make a Restricted Payment pursuant to clause (5)(a) of the next succeeding paragraph, (y) a Subsidiary of Holdings or (z) an employee stock ownership plan, option plan or similar trust (to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by Holdings or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination)); plus

(iii) the amount by which Indebtedness of Holdings or the Restricted Subsidiaries is reduced on Holdings’ balance sheet upon the conversion or exchange (other than by a Wholly-Owned Subsidiary of Holdings) subsequent to the Issue Date of any Indebtedness of Holdings or the Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair market value of any other property (other than such Capital Stock), distributed by Holdings upon such conversion or exchange), together with the net proceeds, if any, received by Holdings or any of the Restricted Subsidiaries upon such conversion or exchange; plus

(iv) without duplication of amounts included in Available Cash, the amount equal to the aggregate net reduction in Restricted Investments made by Holdings or any of the Restricted Subsidiaries in any Person resulting from:

(A) repurchases, repayments or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment (other than to a Subsidiary of Holdings), repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to Holdings or any Restricted Subsidiary;

(B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; and

(C) the sale (other than to Holdings or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (items (ii), (iii) and (iv) being referred to as “Incremental Funds” and for purposes of clause (2)(ii) below, items (ii) and (iv) above being referred to as “Special Incremental Funds”); minus

(v) the aggregate amount of Incremental Funds previously expended pursuant to this clause (b)(1) or clause (b)(2) below; or

(2) if the Consolidated Coverage Ratio for Holdings and the Restricted Subsidiaries as of the last day of the immediately preceding fiscal quarter is less than 2.25 to 1.0, the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made during the fiscal quarter in which such Restricted Payment and other Restricted Payments is made does not exceed:

(i) $120.0 million less the aggregate amount of Restricted Payments made since the Issue Date pursuant to this clause (b)(2); plus

(ii) the aggregate amount of Special Incremental Funds not previously expended pursuant to clause (b)(1) above or this clause (b)(2).

The provisions of the preceding paragraph will not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by Holdings or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by Holdings from its members; provided, however, that (a) such Restricted Payment will be excluded from subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock or capital contribution will be excluded from Available Cash and clause (b)(1)(ii) of the preceding paragraph and the definition of Incremental Funds;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness and Preferred Stock”; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Holdings or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of Holdings or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness and Preferred Stock”; provided further, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded from subsequent calculations of the amount of Restricted Payments;

(4) dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant; provided, however, that such dividends and distributions will be included (without duplication) in subsequent calculations of the amount of Restricted Payments (to the extent the declaration thereof has not been previously included); and provided however that for purposes of clarification, this clause (4) shall not include cash payments in lieu of the issuance of fractional shares included in clause (9) below;

(5) (a) so long as no Default has occurred and is continuing, the purchase of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of Parent, Holdings or any Restricted Subsidiary held by any existing or former employees, management or directors of Parent, Holdings or any Subsidiary of Holdings or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this subclause (a) during any calendar year will not exceed $3.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the immediately following proviso) of $4.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by Holdings from the sale of Capital Stock of Holdings to members of management or directors of Holdings and the Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of the clause (b) of the preceding paragraph), plus (B) the cash proceeds of key man life insurance policies received by Holdings and the Restricted Subsidiaries after the Issue Date (to the extent the cash proceeds of key man life insurance policies have not otherwise been applied to the payment of Restricted Payments by virtue of the clause (b) of the preceding paragraph), less (C) the amount of any Restricted Payments made pursuant to clauses (A) and (B) of this clause (5)(a); provided further, however, that the amount of any such repurchase or redemption under this subclause (a) will be excluded in subsequent calculations of the amount of Restricted Payments and the proceeds received from any such sale will be excluded from clause (b) of the preceding paragraph (including the definition of Incremental Funds); and

(b) the cancellation of loans or advances to employees or directors of Holdings or any Subsidiary of Holdings the proceeds of which are used to purchase Capital Stock of Holdings, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that Holdings and its Subsidiaries will comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith in connection with such loans or advances; provided, further, that the amount of such cancelled loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(6) repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the covenant described under “— Change of Control” or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock”; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and have completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such repurchases will be included in subsequent calculations of the amount of Restricted Payments;

(8) payments or distributions to dissenting stockholders of acquired businesses pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets otherwise permitted under the Indenture; provided, however, that any payment pursuant to this clause (8) shall be excluded from the calculation of the amount of Restricted Payments;

(9) cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (9) shall be excluded from the calculation of the amount of Restricted Payments; and

(10) Permitted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. The fair market value of any non-cash Restricted Payment that is less than $20.0 million shall be determined conclusively by an Officer of the Company and the fair market value of any non-cash Restricted Payment that is more than $20.0 million shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under “Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

As of the Issue Date, all of Holdings’ Subsidiaries other than Anthem Securities, Inc. will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Liens

Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) other than Permitted Liens upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), including any income or profits therefrom, whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Notes or, in respect of Liens on Holdings’ or any Restricted Subsidiary’s property or assets, any Guarantee of Holdings or such Restricted Subsidiary, as the case may be, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Holdings will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to Holdings or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to Holdings or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to Holdings or any Restricted Subsidiary to other Indebtedness Incurred by Holdings or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to Holdings or any Restricted Subsidiary.

The preceding provisions will not prohibit:

(i) any encumbrance or restriction pursuant to or by reason of an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture in effect on such date;

(ii) any encumbrance or restriction with respect to a Person pursuant to or by reason of an agreement relating to any Capital Stock or Indebtedness Incurred by a Person on or before the date on which such Person was acquired by Holdings or another Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person was acquired by Holdings or a Restricted Subsidiary or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property so acquired;

(iii) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of Holdings and the Restricted Subsidiaries to realize the value of, property or assets of Holdings or any Restricted Subsidiary in any manner material to Holdings or any Restricted Subsidiary;

(iv) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided, that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property so acquired;

(v) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was Incurred if:

(a) either (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (2) the Issuers determine that any such encumbrance or restriction will not materially affect the Issuers’ ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive; and

(b) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financing (as determined by the Company);

(vi) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi) or contained in any amendment, restatement, modification, renewal, supplemental, refunding, replacement or refinancing of an agreement referred to in clauses (i) through (v) or clause (xii) of this paragraph or this clause (vi); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement taken as a whole are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) through (v) or clause (xii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(vii) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in oil and gas properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or farm-in agreements or farm-out agreements relating to leasehold interests in oil and gas properties), license or other contract;

(b) arising from Permitted Liens securing Indebtedness of Holdings or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements;

(c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings or any Restricted Subsidiary;

(d) restrictions on cash or other deposits imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(e) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business that solely affect the assets or property that is the subject of such agreements and provided that in the case of joint venture agreements such provisions solely affect assets or property of the joint venture; or

(f) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions.

(viii) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(ix) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(x) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(xi) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

(xii) the Senior Secured Credit Agreement as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Secured Credit Agreement as in effect on the Issue Date.

Limitation on Sales of Assets and Subsidiary Stock

Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors

(including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration received by Holdings or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents or Additional Assets, or any combination thereof; and

(3) except as provided in the next paragraph an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within 18 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by Holdings or such Restricted Subsidiary, as the case may be:

(a) to the extent Holdings or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness of Holdings or the Restricted Subsidiaries under the Senior Secured Credit Agreement, any other Indebtedness of Holdings, an Issuer or a Subsidiary Guarantor that is secured by a Lien permitted to be Incurred under the Indenture or Indebtedness (other than Disqualified Stock) of any Wholly-Owned Subsidiary that is not an Issuer or a Subsidiary Guarantor; provided, however, that, in connection with any prepayment, repayment, redemption or purchase of Indebtedness pursuant to this clause (a), Holdings or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(b) to invest in Additional Assets;

provided that pending the final application of any such Net Available Cash in accordance with this covenant, Holdings and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture, but such proceeds shall not constitute Available Cash prior to such final application.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the day following the date that is 18 months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring Holdings or a Restricted Subsidiary to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such Pari Passu Indebtedness of Holdings or a Restricted Subsidiary was issued with significant original issue discount, 100% of the accreted value thereof) of the Notes and Pari Passu Notes plus accrued and unpaid interest and liquidated damages, if any, (or in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness) to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general company purposes, subject to the other covenants contained in the Indenture. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition

Purchase Date”), the Issuers will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and liquidated damages, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest or liquidated damages will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Issuers will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000. The Issuers will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this covenant and, in addition, the Issuers will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Issuers or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuers for purchase, and the Issuers will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Issuers, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. In addition, the Issuers will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Issuers to the holder thereof. The Issuers will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of its compliance with such securities laws or regulations.

For the purposes of clause (2) of the first paragraph of this covenant, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of Holdings or a Restricted Subsidiary of the Company (other than Subordinated Obligations or Disqualified Stock of the Company, Guarantor Subordinated Obligations or Disqualified Stock of any Guarantor) and the release of Holdings or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (or in lieu of such a release, the agreement of the acquirer or its parent company to indemnify and hold Holdings or such Restricted Subsidiary harmless from and against any loss, liability or cost in respect of such assumed Indebtedness; provided, however, that such indemnifying party (or its long term debt securities) shall have an Investment Grade Rating (with no indication of a negative outlook or credit watch with negative implications, in any case, that contemplates such indemnifying party (or its long term debt securities) failing to have an Investment Grade Rating), in which case Holdings will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (3)(a) of the first paragraph of this covenant; and

(2) securities, notes or other obligations received by Holdings or any Restricted Subsidiary from the transferee that are converted by Holdings or such Restricted Subsidiary into cash within 180 days after receipt thereof.

Notwithstanding the foregoing, the 75% limitation referred to in clause (2) of the first paragraph of this covenant shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

The requirement of clause (3)(b) of the first paragraph of this covenant above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to therein is entered into by Holdings or the Restricted Subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Limitation on Affiliate Transactions

Holdings will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any Affiliate of Holdings (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are no less favorable to Holdings or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or, if in the good faith judgment of the independent members of the Board of Directors of Holdings no comparable transaction with an unrelated Person would be available, such independent directors determine in good faith that such Affiliate Transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view;

(2) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of Holdings and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

(3) if such Affiliate Transaction involves aggregate consideration in excess of $30.0 million, the Board of Directors of the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is fair, from a financial standpoint, to Holdings or such Restricted Subsidiary or is not materially less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

(1) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(2) any issuance of Capital Stock (other than Disqualified Stock), or other payments, awards or grants in cash, Capital Stock (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Capital Stock (other than Disqualified Stock) of Holdings, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of Holdings;

(3) loans or advances to employees, officers or directors in the ordinary course of business of Holdings or any of the Restricted Subsidiaries;

(4) any transaction between Holdings and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by Holdings or a Restricted Subsidiary for the benefit of Holdings or a Restricted Subsidiary, as the case may be, in accordance with “— Limitation on Indebtedness and Preferred Stock”;

(5) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because Holdings or a Restricted Subsidiary owns, directly or indirectly, an equity interest in or otherwise controls such joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings or the receipt by Holdings of any capital contribution from its shareholders;

(7) indemnities of officers, directors and employees of Holdings or any of the Restricted Subsidiaries permitted by bylaw or statutory provisions and any employment agreement or other employee compensation plan or arrangement entered into in the ordinary course of business by Holdings or any of the Restricted Subsidiaries;

(8) the payment of customary compensation and fees paid to, and benefits and indemnity provided on behalf of, officers or directors of Holdings or any Restricted Subsidiary;

(9) the performance of obligations of Holdings or any of the Restricted Subsidiaries under the terms of any agreement to which Holdings or any of the Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) guarantees of performance by Holdings, the Company and its Restricted Subsidiaries of the Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(12) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Equity Interests of Holdings, the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of such Indebtedness or Equity Interests who are unaffiliated with Holdings, the Company and the Restricted Subsidiaries; and

(13) transactions between Holdings or any of its subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of Holdings or its subsidiary, as applicable; provided that such director abstains from voting as a director of Holdings or its subsidiary, as applicable on any matter involving such other Person.

SEC Reports

The Indenture provides that, whether or not Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, Holdings will file with the SEC, and make available to the Trustee and the registered holders of the Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to a non-accelerated filer. In the event that Holdings is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, Holdings will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes without cost to any holder as if Holdings were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If the Issuers have designated any of their respective Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of Holdings and the Restricted Subsidiaries.

In addition, the Issuers and the Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act to the extent not satisfied by the foregoing. For purposes of this covenant, the Issuers and the Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if they have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Merger and Consolidation

Neither Issuer will consolidate with or merge with or into or wind up into (whether or not such Issuer is the surviving corporation) and Holdings may not convey, transfer or lease all or substantially all of its and the Restricted Subsidiaries’ assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement (if applicable);

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under “— Limitation on Indebtedness and Preferred Stock”;

(4) each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement (if applicable) shall continue to be in effect; and

(5) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Holdings, which properties and assets, if held by Holdings instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Holdings on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Holdings.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; and its predecessor company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary (other than an Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to Holdings or the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to a Wholly-Owned Subsidiary and (y) the Company may merge with an Affiliate formed solely for the purpose of reforming the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary (other than an Issuer) that consolidates with, merges into or transfers all or part of its properties and assets to the Company, the Company will not be required to comply with the preceding clause (5).

Notwithstanding anything herein to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the Indenture) is a corporation, Atlas Energy Finance Corp. may be dissolved in accordance with the Indenture and may cease to be an Issuer; provided that, to the extent the Company or any Person formed by or surviving any such consolidation or merger is not a corporation, Finance Co. shall not be dissolved and shall not cease to be an Issuer.

In addition, the Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to, any Person (other than the Company or another Subsidiary Guarantor) unless:

(1) (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or

(2) the transaction is made in compliance with the covenants described under “— Subsidiary Guarantees” and “Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.”

Future Guarantors

If, after the Issue Date, any Restricted Subsidiary that is not already a Subsidiary Guarantor guarantees any other Indebtedness of either of the Issuers or any of the Guarantors under any Credit Facility, then such Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture satisfactory to the Trustee and delivering an Opinion of Counsel to the Trustee within 30 days of the date on which it became a Restricted Subsidiary or such other guarantee was executed or such Indebtedness incurred, as applicable. Notwithstanding the foregoing, (i) any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary’s Guarantee, except a discharge or release by, or as a result of payment under, such guarantee and except if, at such time, such Restricted Subsidiary is then a guarantor under any other Indebtedness of the Issuers or another Subsidiary and (ii) any Guarantee of a Restricted Subsidiary shall be automatically released if such Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with the Indenture.

Limitation on Lines of Business

Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Energy Business (which includes certain energy businesses involving “minerals and natural resources” within the parameters of Section 7704(d)(1)(E) of the Code), except to the extent as would not be material to Holdings and the Restricted Subsidiaries taken as a whole.

Limitations on Atlas Energy Finance Corp.

Atlas Energy Finance Corp. will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Capital Stock to the Company, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Company, including the Notes, that is permitted to be incurred by the Company under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock” (provided that the net proceeds of such indebtedness are retained by the Company or loaned to or contributed as capital to one or more Restricted Subsidiaries other than Atlas Energy Finance Corp.), and activities incidental thereto. Neither Holdings nor any Restricted Subsidiary shall engage in any transactions with Atlas Energy Finance Corp. in violation of the immediately preceding sentence.

Payments for Consent

Neither Holdings nor any of the Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest or liquidated damages (as required by the Registration Rights Agreement) on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption or upon required repurchase;

(3) failure by an Issuer or any Guarantor to comply with its obligations under “— Certain Covenants — Merger and Consolidation”;

(4) failure by an Issuer to comply for 30 days after notice as provided below with any of its obligations under the covenant described under “— Change of Control” above or under the covenants described under “— Certain Covenants” above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with “— Certain Covenants — Merger and Consolidation” which is covered by clause (3));

(5) failure by an Issuer or a Guarantor to comply for 60 days after notice as provided below with their other agreements contained in the Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of the Restricted Subsidiaries (or the payment of which is guaranteed by Holdings or any of the Restricted Subsidiaries), other than Indebtedness owed to Holdings or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of Holdings, an Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and the Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by Holdings, an Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for any period of 60 consecutive days following entry of such final judgment (the “judgment default provision”); or

(9) any Guarantee of Holdings or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for Holdings and the Restricted Subsidiaries) would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or Holdings or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements of Holdings and the Restricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms (in a manner having legal effect) its obligations under the Indenture or its Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Issuers in writing and, in the case of a notice given by the holders, the Trustee of the default and the Issuers do not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Issuers, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, accrued and unpaid interest, if any, and liquidated damages, if any, on all the Notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, accrued and unpaid interest and liquidated damages, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium, interest or liquidated damages, if any) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuers are taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note as described above under “— Optional Redemption,” or change the time at which any Note may be redeemed as described above under “— Optional Redemption,” or make any change to the covenants described above under “— Change of Control” after the occurrence of a Change of Control, or make any change to the provisions relating to an Asset Disposition Offer that has been made, in each case whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) modify the Guarantees in any manner adverse to the holders of the Notes; or

(9) make any change to or modify the ranking of the Notes that would adversely affect the holders.

Notwithstanding the foregoing, without the consent of any holder, the Issuers, the Guarantors and the Trustee may amend the Indenture and the Notes to:

(1) cure any ambiguity, omission, defect, mistake or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuers or any Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add Guarantees with respect to the Notes, including Subsidiary Guarantees, or release a Subsidiary Guarantor from its Subsidiary Guarantee and terminate such Subsidiary Guarantee; provided, however, that the release and termination is in accord with the applicable provisions of the Indenture;

(5) secure the Notes or Guarantees;

(6) add to the covenants of the Issuers or a Guarantor for the benefit of the holders or surrender any right or power conferred upon the Issuers or a Guarantor;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

(10) provide for the succession of a successor Trustee.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Issuers are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Issuers exercises their legal defeasance option, the Guarantees in effect at such time will terminate.

The Issuers at any time may terminate their obligations described under “— Change of Control” and under covenants described under “— Certain Covenants” (other than clauses (1), (2), (4) and (5) of “Merger and Consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries of the Company, the judgment default provision and the Guarantee provision described under “— Events of Default” above and the limitations contained in clause (3) under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries of the Company), (8) or (9) under “— Events of Default” above or because of the failure of the Issuers to comply with clause (3) under “Certain covenants — Merger and consolidation” above.

In order to exercise either defeasance option, the Issuers must, among other things, irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption, and in each case certain other requirements set forth in the Indenture are satisfied.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of an Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuers as registrar and paying agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The Global Notes

The Notes will be issued in the form of one or more registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system, including Euroclear System or Clearstream Banking, S.A. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•	will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note to DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in their respective settlement systems. However, DTC, Euroclear and Clearstream are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes or is merged with and into a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes or is merged with and into a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any properties or assets to be used by Holdings or a Restricted Subsidiary in the Energy Business;

(2) capital expenditures by Holdings or a Restricted Subsidiary in the Energy Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or a Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Energy Business.

“Adjusted Consolidated Net Tangible Assets” of a Person means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by Holdings in a reserve report prepared as of the end of Holdings’ most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines in the case of clauses (C) and (D) utilizing the prices for the fiscal quarter ending prior to the date of determination, provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(ii) the capitalized costs that are attributable to oil and gas properties of such Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of such Person on a date no earlier than the date of such Person’s latest annual or quarterly financial statements; and

(iv) the greater of

(A) the net book value of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest annual or quarterly financial statement, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest audited financial statements; provided, that, if no such appraisal has been performed the Company shall not be required to obtain such an appraisal and only clause (iv)(A) of this definition shall apply;

minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited balance sheet;

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Holdings and the Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of such Person and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If Holdings changes its method of accounting from the successful efforts method of accounting to the full cost or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if Holdings were still using the successful efforts method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Energy Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under the heading “— Certain Covenants — Limitation on Indebtedness and Preferred Stock,” and directors’ qualifying shares or shares required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of Holdings or any Restricted Subsidiary, or (C) any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by Holdings or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

(2) the sale of cash and Cash Equivalents in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer used or useful in the business of Holdings and the Restricted Subsidiaries;

(5) transactions in accordance with the covenant described under “— Certain Covenants — Merger and consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to Holdings or to a Restricted Subsidiary;

(7) for purposes of “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments”;

(8) an Asset Swap;

(9) dispositions of assets with a fair market value of less than $5.0 million;

(10) Permitted Liens;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Holdings and the Restricted Subsidiaries;

(13) foreclosure on assets;

(14) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Energy Business for geologists, geophysicists and other providers of technical services to Holdings or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(15) a disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 29 or any successor or analogous provisions of the Code;

(16) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind;

(17) the abandonment, farmout, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business; and

(18) the sale or transfer (whether or not in the ordinary course of business) of any oil and gas property or interest therein to which no proved reserves are attributable at the time of such sale or transfer.

“Asset Swap” means any concurrent purchase and sale or exchange of any oil or natural gas property or interest therein between Holdings or any of the Restricted Subsidiaries and another Person; provided, that any cash received must be applied in accordance with “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” as if the Asset Swap were an Asset Disposition.

“Available Cash” means, with respect to any fiscal quarter ending prior to February 1, 2018 and solely to the extent constituting Operating Surplus (as defined in the Operating Agreement):

(a) the sum of (i) all cash and Cash Equivalents of Holdings and its Subsidiaries, treated as a single consolidated entity (or Holdings’ proportionate share of cash and Cash Equivalents in the case of Subsidiaries that are not Wholly-Owned Subsidiaries), on hand at the end of such fiscal quarter; and (ii) all additional cash and Cash Equivalents of Holdings and its Subsidiaries (or Holdings proportionate share of cash and Cash Equivalents in the case of Subsidiaries that are not Wholly-Owned Subsidiaries) on hand on the date of determination of Available Cash with respect to such fiscal quarter resulting from working capital borrowings (including borrowings under the Senior Secured Credit Agreement) made subsequent to the end of such fiscal quarter, less

(b) the amount of any cash reserves established by the Board of Directors of Holdings to (i) provide for the proper conduct of the business of Holdings and its Subsidiaries (including reserves for Permitted Payments, future capital expenditures including drilling and acquisitions and for anticipated future credit needs of Holdings and its Subsidiaries), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Holdings or any Subsidiary is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions pursuant to Sections 6.3(a), 6.4 and 6.5 of the Operating Agreement with respect to any one or more of the next four fiscal quarters; provided, that disbursements made by Holdings or its Subsidiaries or cash reserves established, increased or reduced after the end of such fiscal quarter but on or before the date of determination of Available Cash with respect to such fiscal quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such fiscal quarter if the Board of Directors of Holdings so determines.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, units, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A2” or the equivalent thereof by Standard & Poor’s Ratings Services, or “P2” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $100.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than, to the extent a Parent Change of Control has not occurred, Parent or its Subsidiaries), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of Holdings held by a parent entity, if such person or group Beneficially Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of Holdings are not (i) nominated by the Board of Directors or (ii) appointed by directors so nominated; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the members of Holdings of a plan or proposal for the liquidation or dissolution of Holdings; or

(5) Holdings ceases to be the Beneficial Owner, directly or indirectly, of more than 75% of the total voting power of the Voting Stock of the Company; or

(6) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Atlas Energy Management, Inc.; provided that a “Change of Control” shall not be deemed to occur solely as a result of a transfer of the Capital Stock in Atlas Energy Management, Inc. to a new entity in contemplation of the initial public offering of such new entity, or as a result of any further offering of Capital Stock of such new entity (or securities convertible into such Capital Stock) so long as the persons or entities that are the Beneficial Owners of the Capital Stock in Atlas Energy Management, Inc. on the Issue Date hold the general partner interests in such new entity (or, in the case of a new entity that is not a limited partnership, hold at least 50.1% of the Voting Stock of such new entity).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Energy Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

(1) if Holdings or any Restricted Subsidiary:

(a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness and the use of proceeds thereof as if such Indebtedness had been Incurred on the first day of such period and such proceeds had been applied as of such date (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case, provided that such average daily balance shall take into account any repayment of Indebtedness under such facility as provided in clause (b)); or

(b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period, including with the proceeds of such new Indebtedness, that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness as if such discharge had occurred on the first day of such period;

(2) if, since the beginning of such period, Holdings or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings and the continuing Restricted Subsidiaries in connection with or with the proceeds from such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period Holdings or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Holdings or a Restricted Subsidiary) or an acquisition (or will have received a contribution) of assets, including any acquisition or contribution of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition or contribution had occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period) made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Holdings or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Holdings (including pro forma expense and cost reductions; provided that (i) such expense and cost reductions are reasonably identifiable and factually supportable (as detailed in an Officer’s Certificate from a financial officer) and (ii) the actions required to attain such expense and cost reductions have been completed or are to be completed no later than 6 months after the consummation of the transaction for which pro forma effect is being given). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of such period to the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness, but if the remaining term of such Interest Rate Agreement is less than 12 months, then such Interest Rate Agreement shall only be taken into account for that portion of the period equal to the remaining term thereof). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of Holdings or a Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by Holdings or such Restricted Subsidiary. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) Consolidated Income Taxes of Holdings and the Restricted Subsidiaries;

(3) consolidated depletion and depreciation expense of Holdings and the Restricted Subsidiaries;

(4) consolidated amortization expense or impairment charges of Holdings and the Restricted Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles” and Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”; and

(5) other non-cash charges of Holdings and the Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

if applicable for such period; and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period).

Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period and without duplication, (a) Permitted Payments made and (b) taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income, profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the total consolidated interest expense of Holdings and the Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense and without duplication:

(1) interest expense attributable to Capitalized Lease Obligations and the interest component of any deferred payment obligations;

(2) amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3) non-cash interest expense;

(4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5) the interest expense on Indebtedness of another Person that is Guaranteed by Holdings or one of the Restricted Subsidiaries or secured by a Lien on assets of Holdings or one of the Restricted Subsidiaries;

(6) costs associated with Interest Rate Agreements (including amortization of fees); provided, however, that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of Holdings or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Holdings or a Wholly-Owned Subsidiary; and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings) in connection with Indebtedness Incurred by such plan or trust;

minus, to the extent included above, write-off of deferred financing costs (and interest) attributable to Dollar-Denominated Production Payments.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of Holdings or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

“Consolidated Net Income” means, for any period, the aggregate net income (loss) of Holdings and the consolidated Subsidiaries determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends of such Person; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person (other than Holdings) if such Person is not a Restricted Subsidiary, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, Holdings’ equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) Holdings’ equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Holdings or a Restricted Subsidiary during such period;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Holdings, except that:

(a) subject to the limitations contained in clauses (3), (4) and (5) below, Holdings’ equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) Holdings’ equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Holdings or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4) any extraordinary or nonrecurring gains or losses, together with any related provision for taxes on such gains or losses and all related fees and expenses;

(5) the cumulative effect of a change in accounting principles;

(6) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines;

(7) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133);

(8) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(9) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards (including stock based compensation under SFAS 123R); provided that the proceeds resulting from any such grant will be excluded from clause (b)(1)(ii) of the first paragraph of the covenant described under “— Limitations on Restricted Payments” and the definition of Incremental Funds.

Consolidated Net Income will be reduced by the amount of Permitted Payments paid during such period to the extent that the related taxes have not reduced Consolidated Net Income by at least such amount.

“Credit Facility” means, with respect to Holdings, the Company or any Subsidiary Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement), indentures or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of the Capital Stock) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Holdings or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that (i) Holdings may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by Holdings with the provisions of the Indenture described under the captions “Change of control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with the provisions of the Indenture described under the caption “Certain covenants — Restricted Payments.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Energy Business” means: (1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other hydrocarbon and mineral properties or products produced in association with any of the foregoing; (2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons; (3) any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other hydrocarbons and minerals produced substantially from properties in which Holdings or the Restricted Subsidiaries, directly or indirectly, participates; (4) any business relating to oil field sales and service; (5) any other energy business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d)(1)(E) of the Code; and (6) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (5) of this definition.

“Equity Offering” means (i) a public offering for cash by Holdings of Capital Stock (other than Disqualified Stock) made pursuant to a registration statement, other than public offerings registered on Form S-4 or S-8 and (ii) a private offering for cash by Holdings of its Capital Stock (other than Disqualified Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Disqualified Stock. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and each of the Subsidiary Guarantors, and collectively, the “Guarantors.”

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“holder” means a Person in whose name a Note is registered on the registrar’s books.

“Holdings” means Atlas Energy Resources, LLC.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) reimbursement obligations in respect of letters of credit, bankers’ acceptances and contingent obligations of such Person;

(4) the principal component of all obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as a liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in the good faith by the Board of Directors) and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

provided, however, that any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” shall not include:

(1) Production Payments and Reserve Sales;

(2) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(3) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided, that such Agreements are entered into for bona fide hedging purposes of Holdings or the Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of Holdings or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Holdings or the Restricted Subsidiaries Incurred without violation of the Indenture;

(4) any obligation arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, Guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations (other than Guarantees of Indebtedness), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that such Indebtedness is not reflected on the face of the balance sheet of Holdings or any Restricted Subsidiary;

(5) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(6) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

(7) all contracts and other obligations, agreements instruments or arrangements described in clauses (20), (21), (22), (29)(a) or (30) of the definition of “Permitted Liens.”

In addition, “Indebtedness” of any Person shall include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the entire amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by Holdings or a Subsidiary for consideration to the extent such consideration consists of Common Stock of Holdings.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(1) “Investment” will include the portion (proportionate to Holdings’ equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary (as conclusively determined by the Board of Directors of Holdings in good faith) at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

“Issue Date” means the first date on which the Notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement dated as of December 18, 2006 between Holdings and Atlas Energy Management, Inc., a Delaware corporation.

“Minority Interest” means the percentage interest represented by any shares of any class of Capital Stock of a Restricted Subsidiary that are not owned by Holdings or a Restricted Subsidiary.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of Holdings and the Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of the Energy Business, less (b) all current liabilities of Holdings and the Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of the Energy Business, in each case as set forth in the consolidated financial statements of Holdings prepared in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither Holdings nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of Holdings or its Restricted Subsidiaries.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Holdings. Officer of the Company or of any Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by an Officer of the Company.

“Operating Agreement” means the Amended and Restated Operating Agreement of Holdings dated December 18, 2006 as in effect on the date hereof.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Parent” means Atlas America, Inc.

“Parent Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause (1), such person or group shall be deemed to Beneficially Own any Voting Stock of Parent held by a parent entity, if such person or group Beneficially

Owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such parent entity); or

(2) the first day on which a majority of the members of the Board of Directors of Parent are not (i) nominated by the Board of Directors or (ii) appointed by directors so nominated; or

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the adoption by the members of Parent of a plan or proposal for the liquidation or dissolution of Parent.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Permitted Business Investment” means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Energy Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Energy Business jointly with third parties, including:

(1) ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties (including Unrestricted Subsidiaries); and

(3) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Investment” means an Investment by Holdings or any Restricted Subsidiary in:

(1) Holdings, a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Energy Business;

(2) another Person whose primary business is the Energy Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to Holdings or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in satisfaction of judgments;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(9) Investments in existence on the Issue Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “— Certain Covenants — Limitation on Indebtedness and Preferred Stock”;

(11) Guarantees issued in accordance with the covenant described under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock”;

(12) any Asset Swap or acquisition of Additional Assets made in accordance with the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”;

(13) Permitted Business Investments;

(14) any Person where such Investment was acquired by Holdings or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Holdings or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings or any Restricted Subsidiary;

(16) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Energy Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Energy Business;

(17) acquisitions of assets, Equity Interests or other securities by Holdings for consideration consisting of Common Stock of Holdings;

(18) Investments in the Notes; and

(19) Investments by Holdings or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount outstanding at the time of such Investment not to exceed the greater of (a) $40.0 million and (b) 3.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such Investment, in each case outstanding at any one time (with the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations under, and related Hedging Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of Holdings under, any Credit Facility permitted to be Incurred under the Indenture under the provisions described in clause (1) of the second paragraph under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock”;

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) statutory and contractual Liens of landlords and Liens imposed by law, including operators’, vendors’, suppliers’, workers’, construction carriers’, warehousemen’s, mechanics’ materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries;

(9) prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that;

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of Holdings or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by Holdings or any Restricted Subsidiary to provide collateral to the depository institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(13) Liens existing on the Issue Date;

(14) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(15) Liens on property at the time Holdings or any of the Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any of the Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(16) Liens securing Indebtedness or other obligations of a Subsidiary owing to Holdings, the Company or a Wholly-Owned Subsidiary;

(17) Liens securing the Notes, Guarantees and other obligations under the Indenture;

(18) Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(21) Liens arising under farm-out agreements, farm-in agreements, oil and gas leases, division orders, marketing agreements, processing agreements, development agreements, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Energy Business;

(22) Liens on pipelines or pipeline facilities that arise by operation of law;

(23) Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time, added together with all other Indebtedness secured by Liens Incurred pursuant to this clause (23), not to exceed the greater of (a) $15.0 million and (b) 1.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(24) Liens in favor of the Issuers or any Guarantor;

(25) deposits made in the ordinary course of business to secure liability to insurance carriers;

(26) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(27) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(30) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Energy Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(31) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(32) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(33) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”; and

(34) Liens in favor of collecting or payor banks having a right of setoff, revocation, or charge back with respect to money or instruments of Holdings or any Subsidiary of Holdings on deposit with or in possession of such bank.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Payments” means, so long as Holdings is an entity taxable as a partnership or a disregarded entity for federal income tax purposes, distributions to the direct or indirect owners or members of Holdings in amounts, with respect to any period, not to exceed the Tax Amount for each such Person for such period; provided that such distributions shall not exceed the excess of income taxes (computed as if Holdings and Holdings’ Subsidiaries were a single entity) over income taxes payable directly by Holdings or Holdings’ Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by Holdings or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Energy Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Energy Business for geologists, geophysicists or other providers of technical services to Holdings or a Restricted Subsidiary.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of Holdings that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of Holdings or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being refinanced.

“Registration Rights Agreement” means that certain registration rights agreement dated as of January 23, 2008 by and among the Issuers, the Guarantors and the initial purchasers set forth therein.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

“Senior Secured Credit Agreement” means the Credit Agreement dated as of June 29, 2007 among Holdings, as Parent Guarantor, the Company, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders parties thereto from time to time, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants — Limitation on Indebtedness and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary (other than an Issuer) that would be a “Significant Subsidiary” of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of an Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means:

(1) any corporation, association or other business entity (other than an entity referred to in clause (2) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (i) the only general partners or managing members of which are such Person and/or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Subsidiary Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

“Subsidiary Guarantor” means Westside Pipeline Company, LLC, Atlas America, LLC, Atlas Noble, LLC, AER Pipeline Construction Inc., Viking Resources, LLC, AIC, LLC, Atlas Energy Ohio, LLC, Atlas Resources, LLC, Atlas Energy Michigan, LLC, Resource Energy, LLC, Resource Well Services, LLC, REI-NY, LLC and Atlas Gas & Oil Company, LLC and any Restricted Subsidiary created or acquired by Holdings after the Issue Date (other than a Foreign Subsidiary and any Unrestricted Subsidiary) that is required to provide a guarantee as described under the heading “Future guarantors”.

“Tax Amount” means, with respect to any Person for any period, the combined federal, state and local income taxes that would be paid by such Person if it were a New York corporation located in New York City filing separate tax returns with respect to its Taxable Income for such period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if such Person were a New York corporation located in New York City shall be taken into account. Notwithstanding anything to the contrary, Tax Amount should not include taxes resulting from such Person’s reorganization as or change in the status of a corporation.

“Taxable Income” means, with respect to any Person for any period, such Person’s distributive share of Holdings’ or Holdings’ Subsidiaries’ taxable income or loss for such period for federal, state or local income tax purposes; provided that (1) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (2) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (3) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by Holdings that is not treated as deductible for federal income tax purposes by a partner or member of Holdings.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) on the date of such designation, such designation and the Investment of the Company or a Restricted Subsidiary in such Subsidiary complies with “— Certain Covenants — Limitation on Restricted Payments”;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Person; or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary with terms substantially less favorable to Holdings than those that might have been obtained from Persons who are not Affiliates of Holdings.

In addition, without further designation, Anthem Securities, Inc. will be an Unrestricted Subsidiary.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and Holdings could Incur at least $1.00 of additional Indebtedness under the first paragraph of the covenant described under “— Certain Covenants — Limitation on Indebtedness and Preferred Stock” on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by Holdings or another Wholly-Owned Subsidiary.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material federal income tax consequences relevant to the exchange of exchange notes for outstanding notes, but does not purport to be a complete analysis for all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

We believe that the exchange of exchange notes for outstanding notes should not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

You may not participate in the exchange offer if you are:

•	an “affiliate” within the meaning of Rule 405 under the Securities Act of ours; or

•	a broker-dealer that acquired outstanding notes directly from us.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offers — Procedures for Tendering — Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes of any series that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Ledgewood has issued an opinion about the legality of the exchange notes.

EXPERTS

The consolidated financial statements of Atlas Energy Resources, LLC as of December 31, 2007 and 2006, and the related combined and consolidated statements of income, comprehensive income, equity, and cash flows for the years ended December 31, 2007 and 2006, the three month period ended December 31, 2005 and the year ended September 30, 2005 incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 47 in 2006) of Grant Thornton LLP, independent public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The financial statements of DTE Gas & Oil Company as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, equity, and cash flows for the years ended December 31, 2006, 2005 and 2004, incorporated by reference in this prospectus, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

INDEPENDENT PETROLEUM ENGINEERS

Certain estimates of our net natural gas and oil reserves and the present value of such reserves included in this prospectus have been derived from engineering reports prepared by Wright and Company, Inc. Reserve information included in this prospectus for DTE Gas & Oil have been derived from engineering reports prepared by the Data & Consulting Services Division of Schlumberger Technology Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at www.atlasenergyresources.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

Any information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, and that is deemed “filed,” with the SEC before the exchange offer is terminated will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2007 and

•	our currents reports on Form 8-K or Form 8-K/A filed on September 12, 2007 and January 24, 2008.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:
Investor Relations
Atlas Energy Resources, LLC
Westpointe Corporate Center One
1550 Coraopolis Heights
Moon Township, PA 15108
(412) 262-2830

Except as set forth herein, information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

APPENDIX A

Glossary of Terms

The terms defined in this glossary are used throughout this prospectus.

Bbl — One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcfe — One billion cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

Completion — The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry well, the reporting of abandonment to the appropriate production.

Development well — A well drilled within the proved boundaries of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Dry well — A development or exploratory well found to be incapable of producing either natural gas or oil in sufficient quantities to justify completion as an oil or natural gas well.

Exploratory well — A well drilled to find natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

Gross acres or gross wells — The total number of acres or wells, as the case may be, in which a net working interest is owned.

Identified drilling locations — Total gross locations specifically identified and scheduled by management as an estimation of our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.

Mcf — One thousand cubic feet of natural gas.

Mcfe — One thousand cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

MMcfe — One million cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

MMcf — One million cubic feet of natural gas.

MMbtu — One million British thermal units.

MMcfe/d — One Mmcfe per day.

Net acres or net wells — The sum of the fractional working interests owned in gross acres or gross wells. For example, a 50% working interest in a well is one gross well, but is a 0.50 net well.

NYMEX — New York Mercantile Exchange.

Present value of future net revenues (PV-10) — The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, calculated in accordance with Financial Accounting Standards Board guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to financial hedging activities (but including our forward sales), non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

Producing well or productive well — A well that is producing natural gas or oil or that is capable of production.

Proved developed reserves — Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

A-1

Proved reserves — The estimated quantities of natural gas, crude oil and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves — Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion — The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

Royalty interest — An interest in a natural gas and oil property entitling the owner to a share of natural gas and oil production free of costs of production.

Standardized measure — The present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes. Upon completion of our initial public offering, our PV-10 and standardized measure values became the same because we are not subject to income taxes.

Working interest — The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

A-2

Until          , 2008 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

ATLAS ENERGY OPERATING COMPANY, LLC
ATLAS ENERGY FINANCE CORP.

Offer to Exchange

Registered
$250,000,000 10.75% Senior Notes due 2018
for
Outstanding
$250,000,000 10.75% Senior Notes due 2018

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law from and against all losses, claims, damages or similar events any person who is or was our director or officer, or while serving as our director or officer, is or was serving as a tax matters member or, at our request, as a director, manager, officer, tax matters member, employee, partner, fiduciary or trustee of us or any of our subsidiaries. Additionally, we shall indemnify to the fullest extent permitted by law and authorized by our board of directors, from and against all losses, claims, damages or similar events any person is or was an employee or agent (other than an officer) of our company. Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Act empowers a Delaware limited liability company to indemnify and hold harmless any member or other persons from and against all claims and demands whatsoever.

Any indemnification under our limited liability company agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

To the extent that the indemnification provisions of our limited liability company agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

Item 22.	Undertakings.

Each undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS ENERGY RESOURCES, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Edward E. Cohen Edward E. Cohen	Chairman and Chief Executive Officer

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman

/s/ Richard D. Weber Richard D. Weber	President, Chief Operating Officer and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer and Director

/s/ Nancy J. McGurk Nancy J. McGurk	Chief Accounting Officer

/s/ Ellen F. Warren Ellen F. Warren	Director

/s/ Walter C. Jones Walter C. Jones	Director

/s/ Bruce M. Wolf Bruce M. Wolf	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS ENERGY OPERATING COMPANY, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Edward E. Cohen Edward E. Cohen	Chief Executive Officer

/s/ Richard D. Weber Richard D. Weber	President and Chief Operating Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Nancy J. McGurk Nancy J. McGurk	Chief Accounting Officer

Atlas Energy Resources, LLC	Sole member
/s/ Matthew A. Jones Matthew A. Jones

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS ENERGY FINANCE CORP.

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Edward E. Cohen Edward E. Cohen	Chairman, Chief Executive Officer and Director

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman

/s/ Richard D. Weber Richard D. Weber	President and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS ENERGY MICHIGAN, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Richard L. Redmond Jr. Richard L. Redmond Jr.	President and Chief Executive Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

Atlas Energy Operating Company, LLC	Sole member
/s/ Matthew A. Jones Matthew A. Jones

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS GAS & OIL COMPANY, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Richard D. Weber Richard D. Weber	Chairman

/s/ Richard L. Redmond Jr. Richard L. Redmond Jr.	President and Chief Operating Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

Atlas Energy Michigan, LLC	Sole member
/s/ Matthew A. Jones Matthew A. Jones

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

WESTSIDE PIPELINE COMPANY, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Richard D. Weber Richard D. Weber	Chairman

/s/ Richard L. Redmond, Jr. Richard L. Redmond, Jr.	President and Chief Operating Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

Atlas Gas & Oil Company, LLC	Sole member
/s/ Matthew A. Jones Matthew A. Jones

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

AIC, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	President and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Michael L. Staines Michael L. Staines	Secretary and Director

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS ENERGY OHIO, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	President

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Michael L. Staines Michael L. Staines	Vice President, Secretary and Director

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Vice President and Director

/s/ Frank P. Carolas Frank P. Carolas	Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS RESOURCES, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Freddie M. Kotek Freddie M. Kotek	Chairman, President, Chief Executive Officer and Director

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Executive Vice President and Director

/s/ Frank P. Carolas Frank P. Carolas	President, Executive Vice President and Director

/s/ Michael L. Staines Michael L. Staines	Senior Vice President, Secretary and Director

/s/ Nancy J. McGurk Nancy J. McGurk	Senior Vice President and Chief Accounting Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS NOBLE, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Chairman and Director

/s/ Michael L. Staines Michael L. Staines	President, Secretary and Director

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Executive Vice President and Director

/s/ Frank P. Carolas Frank P. Carolas	Executive Vice President and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Nancy J. McGurk Nancy J. McGurk	Treasurer (principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

ATLAS AMERICA, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Edward E. Cohen Edward E. Cohen	Chairman

/s/ Richard D. Weber Richard D. Weber	President and Director

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Vice Chairman

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer and Director

/s/ Nancy J. McGurk Nancy J. McGurk	Senior Vice President and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

AER PIPELINE CONSTRUCTION, INC.

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Richard D. Weber Richard D. Weber	Chief Executive Officer, President and Director

/s/ Nancy McGurk Nancy McGurk	Chief Accounting Officer

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

VIKING RESOURCES, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Chairman

/s/ Michael L. Staines Michael L. Staines	President, Secretary and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Vice President and Director

/s/ Frank P. Carolas Frank P. Carolas	Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

RESOURCE ENERGY, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Michael L. Staines Michael L. Staines	President, Secretary and Director

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	Executive Vice President and Director

/s/ Frank P. Carolas Frank P. Carolas	Executive Vice President and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Nancy J. McGurk Nancy J. McGurk	Vice President and Treasurer (principal accounting officer)

/s/ Jonathan Z. Cohen Jonathan Z. Cohen	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

RESOURCE WELL SERVICES, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	President and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer

/s/ Frank P. Carolas Frank P. Carolas	Vice President and Director

/s/ Nancy J. McGurk Nancy J. McGurk	Secretary, Treasurer and Director (principal accounting officer)

/s/ Michael L. Staines Michael L. Staines	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moon Township, Pennsylvania, on March 27, 2008.

REI-NY, LLC

By:	/s/ Matthew A. Jones
Matthew A. Jones
Chief Financial Officer

KNOWN ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Richard D. Weber and Matthew A. Jones, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 27, 2008.

Signature	Title

/s/ Jeffrey C. Simmons Jeffrey C. Simmons	President and Director

/s/ Frank P. Carolas Frank P. Carolas	Vice President and Director

/s/ Michael L. Staines Michael L. Staines	Vice President, Assistant Secretary and Director

/s/ Matthew A. Jones Matthew A. Jones	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Nancy J. McGurk Nancy J. McGurk	Secretary and Director

INDEX TO EXHIBITS

Exhibit
Number		Description

4	.1(1)	Indenture dated as of January 23, 2007 among Atlas Energy Operating Company, LLC, Atlas Energy Finance Corp., as Issuers, the subsidiaries named therein, as Guarantors, and U.S. Bank National Association, as Trustee.
4	.2(1)	Registration Rights Agreement dated January 23, 2007 by and among Atlas Energy Operating Company, LLC, Atlas Energy Finance Corp., the guarantors listed in Schedule 1 thereto, and J.P. Morgan
4.3		Form of Exchange Note (attached as Exhibit A to the Indenture filed as Exhibit 4.1 hereto).
5.1		Opinion of Ledgewood as to the legality of the securities being registered.
12.1		Calculation of ratios of earnings to fixed charges.
23.1		Consent of Grant Thornton LLP
23.2		Consent of Grant Thornton LLP
23.3		Consent of Wright & Company, Inc.
23.4		Consent of Data & Consulting Services Division of Schlumberger Technology Corporation.
23.5		Consent of Ledgewood (contained in Exhibit 5.1 hereto).
24.1		Power of Attorney (contained on signature pages hereto).
25.1		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the Trustee under the Indenture.
99.1		Form of Letter of Transmittal.
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.3		Form of Letter to Clients.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed January 24, 2008.